UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Cape Fear Bank Corporation

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1117 Military Cutoff Road

Wilmington, North Carolina 28405

(910) 509-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of Cape Fear Bank Corporation will be held at 9:30 a.m. on Tuesday, December 30, 2008, at The Hilton Garden Inn at Mayfaire located at 6745 Rock Spring Road, Wilmington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect nine directors;

2.	Proposal to Approve Charter Amendment. To consider and vote on a proposal to approve a charter amendment to authorize the issuance of preferred stock;

3.	Ratification of Appointment of Independent Accountants. To consider and vote on a proposal to ratify the Audit Committee’s appointment of Dixon Hughes PLLC as our independent accountants for 2008;

4.	Proposal to Authorize Management to Adjourn the Annual Meeting. To consider and vote on a proposal to authorize our management to adjourn the Annual Meeting for up to 120 days, if necessary, to allow additional time to solicit votes needed to approve the charter amendment; and

5.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

The Board of Directors has fixed the close of business on November 18, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” each of the nominees for election as directors, and “FOR” each of the other proposals described above.

All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, we ask that you follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares.

If you submit your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. Only shareholders of record as of the close of business on November 18, 2008 are entitled to receive notice of, to attend and to vote at the Annual Meeting.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about December 1, 2008.

By Order of the Board of Directors

W. Lee Crouch, Jr.

Chairman

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

1117 Military Cutoff Road

Wilmington, North Carolina 28405

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated November 25, 2008, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the form of the enclosed proxy card for use at the 2008 Annual Meeting of our shareholders (the “Annual Meeting”) and at any adjournments or postponements of the meeting. The Annual Meeting will be held at 9:30 a.m. on Tuesday, December 30, 2008, at The Hilton Garden Inn at Mayfaire located at 6745 Rock Spring Road, Wilmington, North Carolina.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Cape Fear Bank Corporation. Our banking subsidiary, Cape Fear Bank, is referred to as the “Bank.”

Settlement of Proxy Contest

As previously disclosed, during March 2008 a group of our shareholders led by Maurice J. Koury (the “Shareholder Group”) notified us that they intended to nominate their own slate of seven nominees for election as directors at our Annual Meeting. During April 2008, the Shareholder Group filed proxy solicitation materials with the Securities and Exchange Commission (“SEC”) pertaining to its solicitation of proxies for the election of its nominees and in opposition to the candidates our Board of Directors intended to nominate. Our Board chose to delay the 2008 Annual Meeting from its usual time in May until August to permit us to identify and pursue strategic and financial alternatives intended to enhance shareholder value. The Annual Meeting ultimately was scheduled to be held on August 19, 2008.

On August 18, 2008, we entered into a Settlement Agreement with the Shareholder Group which ended the proxy contest. Among other things, the Settlement Agreement provided that:

•	the Annual Meeting would be postponed;

•	we would increase the number of our directors to nine and appoint four of the Shareholder Group’s candidates (David G. Lucht, James S. Mahan III, Mort S. Neblett and Scott C. Sullivan) as directors;

•

a selection committee consisting of two persons from each of the incumbent directors and the Shareholder Group directors would be formed to select a ninth, independent director to be appointed to the Board;

•

the newly constituted Board would schedule a new Annual Meeting and nominate four of our incumbent directors (Walter Lee Crouch, Jr., Becky Parker O’Daniell, Craig S. Relan, and Walter O. Winter), the four new Shareholder Group directors appointed to the Board, and a ninth nominee who is independent of both our incumbent management and the Shareholder Group, for election by shareholders as directors;

•

for a period of three years, any vacancies in the directorships held by either the incumbent directors or the Shareholder Group directors will be filled by a candidate selected by a committee of the remaining incumbent or Shareholder Group directors, as applicable;

•

at the next three Annual Meetings following the 2008 Annual Meeting, the Board will nominate, and the Shareholder Group will support, a slate of nominees consisting of the incumbent directors and Shareholder Group directors, or their respective replacements;

•

to the extent practicable, and consistent with rules of the SEC and The Nasdaq Stock Market, each Board committee will have an equal number of incumbent directors and Shareholder Group directors, and the appointment of an executive committee of the Board must be approved by at least a two-thirds vote of the Board; and

•

we will reimburse the Shareholder Group up to a maximum amount of $500,000 for out-of-pocket fees and expenses reasonably incurred in connection with their proxy solicitation, negotiation of the Settlement Agreement and SEC filings made by them with respect to ownership of our common stock.

The above summary of the terms of the Settlement Agreement is qualified by reference to the agreement itself which was attached as an exhibit to our Current Report on Form 8-K filed with the SEC on August 22, 2008. You should review that report for further information regarding the terms of the Settlement Agreement.

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	elect nine directors (see “Proposal 1: Election of Directors” on page 5);

•	approve an amendment to our charter to authorize our issuance of preferred stock (see “Proposal 2: Approval of Charter Amendment to Authorize Issuance of Preferred Stock” on page 29);

•	ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2008 (see “Proposal 3: Ratification of Appointment of Independent Accounts” on page 39);

•

authorize our management to adjourn the Annual Meeting in order to solicit additional votes needed to approve Proposal 2 (see “Proposal 4: Authorization of Management to Adjourn the Annual Meeting” on page 40); and

•	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the nine nominees for director named in this Proxy Statement, and “FOR” each of the other three proposals.

How You Can Vote at the Annual Meeting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways.

•	You can attend the Annual Meeting and vote in person.

•

You can sign and return the proxy card enclosed with this Proxy Statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you at the meeting.

If your shares of our common stock are held for you in “street name” by a broker or other nominee, then the broker or nominee is the record holder of your shares and is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares. Brokers who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxies

A proxy card enclosed with this Proxy Statement provides for you to name four of our executive officers, Betty V. Norris, Lynn M. Burney, R. James MacLaren and A. Mark Tyler, individually or as a group, or any substitute appointed by them to act as your “Proxies” and vote your shares at the Annual Meeting. Please sign and date your proxy card and return it in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the nine nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this Proxy Statement. If you do not return a proxy card, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person, or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn or postpone the meeting for any reason other than to solicit additional votes needed to approve Proposal 4.

Revocation of Proxy Cards; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave your Proxies, you can do so at any time before the voting takes place at the Annual Meeting.

To change the voting instructions you gave your Proxies, you should sign and submit a proxy card dated after the date of your original proxy card and containing your new instructions. Your Proxies will follow the last voting instructions they receive from you before the Annual Meeting. If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

To revoke your proxy card:

•	you should give our Corporate Secretary a written notice that you want to revoke your proxy card; or

•

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Simply attending the Annual Meeting, without notifying our Corporate Secretary, will not revoke your proxy card.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of proxy cards for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. In addition to using the mail, the Bank’s and our directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. Our expenses related to the solicitation of proxy cards for the Annual Meeting, including expenses related to the solicitation of proxy cards for the originally scheduled August 19, 2008, meeting, fees for attorneys, financial advisers, and proxy solicitors, and advertising, printing, and other costs incidental to the proxy contest (but excluding salaries and wages of our regular employees and amounts we normally spend in soliciting proxy cards for an election of directors) were approximately $1.1 million, which includes $365,000 in expense reimbursement we paid to the Shareholder Group pursuant to the Settlement Agreement described above under the caption “Settlement of Proxy Contest.”

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information or make any representation not contained in this Proxy Statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on November 18, 2008, is the “Record Date” we are using to determine which of our shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 3,841,785 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our common stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting (other than voting on a motion to adjourn). For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments or postponements. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of our common stock you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the nine nominees receiving the highest numbers of votes will be elected. For Proposals 2, 3 and 4 to be approved, the number of votes cast in person and by proxy in favor of each proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposals 2, 3 and 4.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Bylaws as amended provide that:

•	our Board of Directors consists of such number of directors as may be fixed or changed from time to time by our Board; and

•	if our Board consists of nine or more members, directors are to be elected to staggered three-year terms or until their respective successors have been duly elected and qualified.

Nominees

The number of our directors currently is set at nine. Based on the recommendations of our Corporate Governance Committee, our nine current directors (including our new Chief Executive Officer who has been appointed as a director) named in the table below have been nominated by our Board of Directors for reelection as directors at the Annual Meeting. In recent years our Board has consisted of fewer than nine members, and our directors have been elected to one-year terms. However, with the addition of our new Chief Executive Officer, we now have nine directors and, as provided in our Bylaws, our directors will be elected at the Annual Meeting to staggered terms. In order to transition the terms of directors to staggered terms, directors will be elected at the meeting for terms of one, two, or three years as indicated in the table below. In future years, the terms of approximately one-third of our directors will expire at each Annual Meeting, and they or their replacements will be elected for new three-year terms.

Name and age	Positions with us and the Bank (1)	Year first elected (2)	Proposed Term (3)	Principal occupation and business experience
Walter Lee Crouch, Jr. (52)	Chairman	1998	1 year	Realtor/broker, Intracoastal Realty Corporation

David G. Lucht (51)	Director	2008	3 years	President and Chief Operating Officer, Live Oak Banking Company (since May 2008) (commercial bank); Chief Credit Officer, FirstMerit Bank (2002-2007)

James S. Mahan III (1) (57)	Director	2008	2 years	Chairman and Chief Executive Officer, Live Oak Banking Company (since May 2008) (commercial bank); Chairman, Live Oak Lending Company (2007-2008) (commercial lender); Chairman, S-1 Corp, Atlanta, GA (banking software) (1995-2006)

Mort S. Neblett (67)	Director	2008	2 years	Owner, Owencroft Financial Partners, LLC (investing and consulting)

Becky Parker O’Daniell (44)	Director	2007	1 year	Partner, LM Restaurants, Inc. (operates full service restaurants); certified public accountant

Craig S. Relan (62)	Director	1998	2 years	Private investor; retired Vice President and General Manager, Digital Systems Research (1988 to 1996) (ship building and professional engineering)

Ralph N. Strayhorn (4) (54)	President, Chief Executive Officer and Director	2008	3 years	Our and the Bank’s President and Chief Executive Officer

Scott C. Sullivan (48)	Director	2008	1 year	Owner, Cameron Management (real estate and financial investments)

Walter O. Winter (67)	Director	1998	3 years	Real estate investor; retired engineer, General Electric Corporation (1963 to 1996)

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.” Each director also serves as a director of the Bank. Mr. Mahan serves as Chairman of the Bank’s Board.
(2)	Messrs. Crouch, Relan and Winter first became our directors at the time we were incorporated during 2005 as the Bank’s holding company and previously had served as directors of the Bank since it was organized in 1998. Messrs. Lucht, Mahan, Neblett and Sullivan were appointed to serve as directors during August 2008 pursuant to the terms of the Settlement Agreement (described under the caption “Settlement of Proxy Contest”) we entered into on August 18, 2008, with a group of our shareholders led by Maurice J. Koury (the “Shareholder Group”) which terminated a proxy contest with respect to the election of directors at our Annual Meeting originally scheduled to be held on August 19, 2008. Ms. O’Daniell was appointed as a director during 2007 to fill a vacancy on the Board.
(3)	One-, two- and three-year terms will expire at our 2009, 2010 and 2011 Annual Meetings, respectively.
(4)	Mr. Strayhorn was elected by the Board to serve as our and the Bank’s President, Chief Executive Officer and director effective on November 24, 2008.

Our Board of Directors recommends that you vote “FOR” each of the nine nominees named above. The nine nominees receiving the highest numbers of votes will be elected.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. Beginning in 2008, the Board has directed our Corporate Governance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists our current directors, persons who served as directors during 2007, and all nominees for election as directors at the Annual Meeting, who our Board believes were during their terms of office, and will be if elected, “independent” directors under Nasdaq’s criteria.

Walter Lee Crouch, Jr.	Mort S. Neblett (2)	Jerry D. Sellers (3)
Windell Daniels (1)	Becky Parker O’Daniell	Scott C. Sullivan (2)
David G. Lucht (2)	Craig S. Relan	Walter O. Winter
James S. Mahan III (2)		J. Davie Waggett (4)

(1)	Mr. Daniels died on April 22, 2008.
(2)	Messrs. Lucht, Mahan, Neblett and Sullivan were appointed as directors during August 2008.
(3)	Mr. Sellers resigned from the Board during August 2008.
(4)	Mr. Waggett resigned from the Board during November 2007.

In addition to the specific Nasdaq criteria, in determining the independence of each director the Corporate Governance Committee and the Board consider whether they believe any other transactions, relationships, arrangements or factors (including our directors’ borrowing relationships with the Bank) could impair a director’s ability to exercise independent judgment. In their determination that the above directors are, or were, independent, those other factors considered by the Committee and the Board included the fact that Messrs. Lucht, Mahan, Neblett and Sullivan, and certain other shareholders (including Maurice J. Koury who may be considered to beneficially own 8.82% of our outstanding common stock), previously filed a joint Schedule 13D with the SEC which indicated that the shares of our common stock held by them were held as members of a group. In an amendment to that Schedule 13D filed on August 20, 2008, the shareholders indicated that they no longer operated as a group. The Committee and our Board believe that filing does not impair those directors’ ability to exercise independent judgment, and there currently are no other factors known to the Board that it believes affect the independence of our current directors and nominees listed above.

Executive Sessions of Independent Directors

Each quarter, in conjunction with a regular Board meeting, our independent directors meet separately, in an executive session, without management or non-independent directors. At their discretion, our independent directors also may hold separate meetings at any time other than in conjunction with a Board meeting.

Lead Independent Director

Under guidelines adopted by our Corporate Governance Committee, if the Chairman of our Board of Directors also serves as an officer, or otherwise is not an independent director, our independent directors will elect a “Lead Independent Director.” Among other things, a director who serves as Lead Independent Director:

•	will preside at executive sessions or other separate meetings of independent directors and serve as the liaison between our independent directors and our Chairman and management;

•	consult with the Chairman regarding the schedule, agenda, and information for Board meetings and the quality, quantity and timeliness of information provided to the Board by management; and

•	may convene separate meetings of independent directors as necessary or appropriate.

Our Chairman sets the agenda for each Board meeting with input and advice from the Lead Independent Director, but any matter will be placed on the agenda for a regular or special meeting at the request of the Lead Independent Director.

Walter Lee Crouch, Jr., served as our Lead Independent Director until his election as Chairman during August 2008. However, since Mr. Crouch is, himself, an independent director, we currently do not have a director who has been designated as Lead Independent Director.

Attendance by Directors at Meetings

Board of Directors Meetings.    The Bank’s and our Boards of Directors meet jointly. Directors are expected to attend meetings of the Board and meetings of Board committees on which they serve (subject to circumstances which make their absence unavoidable), review briefing materials provided to them in advance of meetings, and actively participate in discussions at meetings and the work of committees on which they serve. During 2007, the Boards met twelve times in regular meetings and six times in special meetings and each of our current directors who served as a director during 2007 attended 75% or more of the aggregate number of meetings of the Boards and any committees on which he served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that our outside directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Each of our four current directors then in office attended our last Annual Meeting which was held during May 2007.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Cape Fear Bank Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

You also may send communication by email to info@capefearbank.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which applies to our directors and all our executive officers. A copy of the Code is posted on the Bank’s Internet website at www.capefearbank.com. Among other things, the Code is intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other public communications we make;

•	compliance with governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

•	accountability for adherence to the Code.

Illegal or unethical behavior, violations of the Code, or accounting or auditing concerns, may be reported, anonymously or otherwise, on our Ethics Hotline by Internet using the “Make a Report” link on our website www.capefearbank.com or by telephone at (888) 327-0091, or you may send them by mail addressed to the Chairman or any other member of our Audit Committee at:

Cape Fear Bank Corporation

1117 Military Cutoff Road

Wilmington, NC 28405

COMMITTEES OF OUR BOARD

General

Our Board of Directors has two independent, standing committees that assist the Board in oversight and governance matters. They are the Audit Committee and the Corporate Governance Committee (which serves as a nominations committee and a compensation committee). Each Committee operates under a written charter approved by our Board that sets out their composition, authority, duties and responsibilities. We believe that each member of those committees is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market. A current copy of each Committee’s charter is posted on the Bank’s Internet website at www.capefearbank.com. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee (1)	Corporate Governance Committee (2)
Craig S. Relan - Chairman	W. Lee Crouch, Jr. - Chairman
James S. Mahan III	Craig S. Relan
Becky Parker O’Daniell	Mort S. Neblett

(1)	Windell Daniels was a member of the Audit Committee until his death during April 2008. J. Davie Waggett was a member of the Audit Committee until his resignation from the Board during November 2007. W. Lee Crouch, Jr. served as a member of the Audit Committee until August 2008 when Mr. Mahan was appointed to replace him.
(2)	J. Davie Waggett and Jerry D. Sellers were members of the Corporate Governance Committee until their resignations from the Board during November 2007 and August 2008, respectively. Mr. Neblett was appointed to serve as a member of the Corporate Governance Committee during August 2008.

Audit Committee

Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Committee is responsible for:

•	appointing our independent accountants and approving their compensation and the terms of their engagement;

•	approving services proposed to be provided by our independent accountants, and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and audits of our financial statements.

The Committee reviews various reports from our independent accountants (including the annual audit report on our audited consolidated financial statements), reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. The Committee met eight times during 2007.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2007, the Audit Committee has:

•	reviewed our audited consolidated financial statements for 2007 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2007 Annual Report on Form 10-K for filing with the SEC.

Our current directors who, while serving as members of the Audit Committee, participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2007, are named below.

The Audit Committee:

Craig S. Relan	W. Lee Crouch, Jr.	Becky Parker O’Daniell

Corporate Governance Committee

Function.    Our Corporate Governance Committee is a joint committee of the Bank’s and our Boards. Under its written charter the Committee acts as our Board’s nominations committee and as the compensation committee of both Boards. The Committee met seven times during 2007.

Nominations Committee Functions.    Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee of our Board by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board.

The Committee’s charter provides that it identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management or other directors. The Committee also will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee

Cape Fear Bank Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

Each recommendation should be accompanied by the following:

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the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

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the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

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a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

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information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or affiliated companies, and any transactions between the candidate and our company or affiliated companies; and

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any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Corporate Governance Committee recommended to our Board of Directors that our nine current directors be nominated for reelection at the Annual Meeting for new terms.

Compensation Committee Functions.    The Corporate Governance Committee also functions as a compensation committee of our and the Bank’s Boards and reviews and provides overall guidance to the Boards regarding our executive and director compensation and benefit programs and makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and the Bank’s Chief Executive Officer and other executive officers; and

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors and, to the extent requested by the Boards, compensation paid (individually or in the aggregate) to other employees of the Bank.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In connection with matters relating to the compensation of executive officers other than our Chief Executive Officer, the Committee considers information provided by our Chief Executive Officer about the individual performance of those other officers and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions regarding compensation matters.

The Committee may retain the services of outside consultants or its own legal counsel, at our or the Bank’s expense, and on terms (including fees) that it approves. In that regard, in reviewing and approving the compensation of our executive officers, the Committee uses an annual compensation survey of North Carolina-based banking organizations that is prepared by Matthews, Young – Management Consulting, Hillsborough, North Carolina, in collaboration with the North Carolina Bankers Association, and that firm has consulted with the Committee in the past on compensation matters. The Committee also obtains legal services from separate legal counsel, Grady & Associates, Rocky River, Ohio, in connection with the various compensatory plans and agreements described under the heading “Executive Compensation.” That firm also participates in the preparation and review of executive compensation disclosures in our proxy statements.

Other than in an advisory capacity as described above, the Committee’s outside consultants and legal counsel have no role in the actual recommendations made by the Committee to the Boards, or in the

Boards’ approval of amounts or arrangements relating to executive compensation. However, they do make recommendations to the Committee in connection with the Committee’s formulation of its recommendations to the full Boards on executive compensation matters.

EXECUTIVE OFFICERS

We consider our five officers listed below to be our and the Bank’s executive officers.

Ralph N. Strayhorn, age 54, was appointed to serve as our and the Bank’s President and Chief Executive Officer effective November 24, 2008. Mr. Strayhorn served as President, Chief Executive Officer and a director of SterlingSouth Bank & Trust Company (Greensboro, NC), from 2004 until that bank was acquired by BNC Bancorp (Thomasville, NC) during 2006. Following that transaction, he served as Executive Vice President, Chief Administrative Officer and director of BNC Bancorp and its bank subsidiary, Bank of North Carolina, until June 2008. Previously, Mr. Strayhorn served as Senior Vice President of Investors Title Insurance Company (Chapel Hill, NC) from 2000 until 2003, and as Executive Vice President of Park Meridian Financial Corporation (Charlotte, NC) from 1994 until 2000. Mr. Strayhorn is an attorney and has a total of 23 years of banking experience.

A. Mark Tyler, age 43, has served as our and the Bank’s Chief Banking Officer since February 2007. From September until December 2008, he served as our interim President and Chief Executive Officer pending selection by our Board of Directors of a permanent replacement for our previous Chief Executive Officer. He previously served as our Senior Vice President since December 2006 and as the Bank’s Senior Vice President and Business Banking Manager since 2003 and its Vice President and Business Banking Officer from 1999 to 2003. He has been employed by the Bank since 1999.

Betty V. Norris, age 53, serves as our and the Bank’s Senior Vice President, Treasurer and Chief Financial Officer. She has been employed by the Bank since it began operations during 1998. Ms. Norris previously was employed as Vice President and Chief Financial Officer of Peoples Savings Bank, Wilmington, North Carolina, from 1985 to 1996.

Lynn M. Burney, age 61, serves as our and the Bank’s Senior Vice President and Chief Operations Officer. She has been employed by the Bank since it began operations during 1998. Ms. Burney previously was employed by United Carolina Bank in Wilmington, North Carolina, from 1973 to 1997, where she last served as Vice President and Branch Development Support Officer.

R. James MacLaren, age 60, was appointed to serve as our Senior Vice President, and as the Bank’s Senior Vice President and Credit Administrator, during 2006. During February 2007, he became our and the Bank’s Chief Credit Officer. He previously served as the Bank’s First Vice President from 2003 until 2006 and Vice President from 1999 to 2003. He has been employed by the Bank since 1999.

Michelle L. Southerland, age 51, serves as our Vice President and Corporate Secretary. She has served as Vice President of the Bank since 2003 and was Assistant Vice President from 2002 to 2003. She has served as Corporate Secretary of the Bank since it began operations in 1998.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for the 2007 and 2006 calendar years. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. With the exception of our former Chief Executive Officer, Cameron Coburn, who, until his resignation effective on September 19, 2008, was employed under an Employment Agreement as described below, each of the named officers is employed by the Bank on an “at will” basis and subject to reelection as an officer each year, and none of them have employment agreements with us or the Bank. However, as described under the caption “Severance Agreements,” we and the Bank have entered into a Severance Agreement with each of our other executive officers named in the table below which provides for payments to them if their employment terminates under various circumstances within twelve months following a change in control of our company. Ralph N. Strayhorn was elected to serve as our and the Bank’s new President and Chief Executive Officer effective on November 24, 2008. However, he is not listed in the table or included in any of the accompanying compensation disclosures because he was not employed by us or the Bank at any time during the period covered by the table.

SUMMARY COMPENSATION TABLE

Name and Current Principal Position	Year	Salary (2)	Bonus	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
Cameron Coburn (1) Chairman, President and Chief Executive Officer	2007	$241,625	$ -0-	$28,359	$-0-	-0-	$15,376	$285,360
	2006	197,564	100,000	28,359	-0-	-0-	13,673	339,596

Betty V. Norris Senior Vice President and Chief Financial Officer	2007	154,592	-0-	20,624	-0-	-0-	9,450	184,666
	2006	133,375	50,000	20,624	-0-	-0-	8,003	212,002

Lynn M. Burney Senior Vice President and Chief Operations Officer	2007	145,254	-0-	20,624	-0-	-0-	8,225	174,103
	2006	123,750	50,000	20,624	-0-	-0-	7,425	201,799

R. James MacLaren Senior Vice President and Chief Credit Officer	2007	140,647	-0-	3,441	-0-	-0-	8,600	152,688
	2006	115,716	25,000	3,440	-0-	-0-	6,883	151,039

A. Mark Tyler Senior Vice President and Chief Banking Officer	2007	135,494	-0-	4,125	-0-	-0-	8,600	148,219
	2006	115,513	30,000	4,125	-0-	-0-	6,865	156,503

(1)	Mr. Coburn resigned from his positions with us and the Bank effective on September 19, 2008. (See “Resignation Agreement” on page 16.) He also served as a member of our Board, but he did not receive any additional cash compensation for service as a director.
(2)	Salary amounts include each officer’s elective deferral under our Section 401(k) plan.
(3)	Reflects the amount of compensation expense, as calculated under SFAS 123R, that we recognized in our financial statements for 2007 relating to all outstanding stock options held by each officer. A discussion of material assumptions made in our valuation of and expense related to outstanding stock options is contained in Notes B and N to our audited consolidated financial statements.
(4)	For 2007, the threshold levels of performance for incentive awards to be paid under our Annual Cash Incentive Plan were not met. As a result, no cash awards were paid to our named executive officers under the plan.
(5)	The amounts listed for 2007 include:

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for each officer, matching contributions made by the Bank under our Section 401(k) plan as follows: Mr. Coburn—$13,500; Ms. Norris—$9,450; Ms. Burney—$8,225; Mr. MacLaren—$8,600 and Mr. Tyler—$8,600; and

•	for Mr. Coburn, $1,876 in premiums paid by us for a separate disability insurance policy for his benefit.

In addition to compensation paid in cash, from time to time our executive officers receive various personal benefits. None of the named officers received personal benefits during 2007 for which our estimated aggregate incremental cost exceeded $10,000, and the amounts of those benefits are not included in the table. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees, and the cost of the insurance is not included in the table. As described below under the caption “Life Insurance Benefits,” upon the named officers’ deaths their beneficiaries will be entitled to a portion of the death benefits payable under split-dollar life insurance policies that are owned by the Bank and for which it paid lump-sum premiums during 2004. No premiums were paid on those policies during 2007, and no amounts related to those policies are included in the table.

Employment Agreement

Until his resignation effective on September 19, 2008, Mr. Coburn was employed pursuant to an Employment Agreement which had a “rolling” three-year term. On each anniversary date of the agreement, the term would be extended by one additional year unless our Board of Directors gave notice that it would not be extended. Unless sooner terminated, the term of the agreement would end when Mr. Coburn reached age 55. The agreement provided for:

•	annual base salary, which was to be reviewed and increased for cost of living increases on an annual basis, and otherwise could be increased at the discretion of the Board;

•	participation in all officer or employee compensation, bonus, incentive and benefit plans in effect from time to time;

•	reimbursement for the cost of disability insurance providing an annual benefit not to exceed $96,000 and an elimination period of no fewer than six months;

•	nomination for election as a director each year; and

•	payment of membership assessments and dues in civic and social clubs mutually agreeable to Mr. Coburn and the Board.

The agreement was amended during 2006 to ensure that payments made under it would be in compliance with Section 409A of the Internal Revenue Code. As part of that amendment, the agreement was updated to reflect Mr. Coburn’s $200,000 base salary rate for 2006 as the minimum base salary payable under the agreement.

Under the agreement, if Mr. Coburn’s employment was terminated by us without cause, or if Mr. Coburn terminated his own employment for “good reason,” he would continue to receive salary payments for the unexpired term of the agreement, and we would provide him with continued life and medical insurance coverage for the remaining term or, if earlier, until he reached age 55, died, or became employed elsewhere. Continued life and medical insurance coverage also would be provided for the remaining term of the agreement following termination of his employment as a result of disability. “Good reason” would exist if, without Mr. Coburn’s consent:

•	his base salary was reduced;

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his bonus, incentive or other compensation award opportunities under our plans were reduced (unless the reduction was a company-wide reduction that applied to all participants), or his participation in any of our benefit plans was terminated (other than as a result of a change in the law or the loss of tax deductibility of employer contributions);

•	our Board failed to reappoint Mr. Coburn as our Chief Executive Officer, or failed to nominate him for reelection, or to take any other action to cause him to be reelected, as a director;

•	duties were assigned to him that were materially inconsistent with his position as principal executive officer or that represent a reduction in his authority;

•	we failed to obtain an assumption of the agreement by a successor to the Bank in a merger or other reorganization; or

•	our principal office was relocated, or Mr. Coburn was required to relocate his principal work location, by more than 15 miles from its location on the date of the agreement.

No payments would be made under the agreement if Mr. Coburn’s employment was terminated by us for cause or by him without good reason.

If there was a change in control of our holding company or the Bank, Mr. Coburn would be entitled to:

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a lump-sum payment equal to three times the total of his base salary rate at the time of the change in control plus the amount of any bonuses or incentive compensation earned for the preceding calendar year;

•	continued medical and life insurance coverage for the remaining term of the agreement or, if earlier, until he reached age 55, died, or became employed elsewhere;

•	immediate vesting of his benefits under any qualified and non-qualified plans in which he participated, unless those plans separately addressed the effect of a change in control;

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payment of up to $500,000 in legal expenses he incurred in enforcing his rights if we did not pay our obligations under, or challenged the enforceability of, his agreement after a change in control; and

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if the payment and acceleration of benefits under other plans or arrangements resulted in a “parachute payment” that was subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code, an additional “gross-up payment” equal to the amount of the excise tax he owed, plus the additional amount needed for him to receive the amount of the excise tax net of all income, payroll or other excise taxes.

These change-in-control payments and benefits would be in lieu of any other severance payments provided for in Mr. Coburn’s agreement, and his right to receive the lump-sum payment would not depend on whether his employment is terminated.

Mr. Coburn’s agreement provided that, in general, a “change in control” would have occurred if:

•	a person accumulated ownership of our stock that amounted to more than 50% of the total fair market value or total voting power of our outstanding stock;

•	within a 12-month period a person acquired shares of our stock that amounted to 35% or more of the total voting power of our outstanding stock;

•	a majority of our directors were replaced during any 12-month period by persons whose appointment or election was not endorsed in advance by a majority of our directors; or

•	there was a change in ownership of our assets that amounted to 40% or more of the total gross fair market value of all of our assets.

Under the Employment Agreement, Mr. Coburn agreed not to disclose any confidential or proprietary information regarding our company or the Bank to any other person and that, for a period of one year following a termination of his employment, he could not directly or indirectly compete with the Bank by providing financial products or services on behalf of another financial institution, or assisting another financial institution in providing financial products or services, within a 15-mile radius of any of the Bank’s full-service banking offices. If Mr. Coburn violated the agreement by competing with the Bank during the one-year restriction period, he would forfeit all his rights and retirement benefits under his Salary Continuation Agreement described below, as well as all death benefits under his Endorsement Split-Dollar Agreement described below. However, the restriction on his ability to compete against the Bank would terminate immediately upon a change in control.

The following table lists estimates of aggregate payments and benefits that would have been paid or provided to Mr. Coburn under his Employment Agreement if his employment had terminated under various circumstances, or there had been a change in control, on December 31, 2007.

Type of Termination Event and Description of Payment or Benefit	C. Coburn
INVOLUNTARY TERMINATION WITHOUT CAUSE, OR VOLUNTARY TERMINATION FOR “GOOD REASON,” OTHER THAN AFTER A CHANGE IN CONTROL
Aggregate cash payments (1)	$500,000
Continued insurance coverage (3)	14,114

CHANGE IN CONTROL, WITHOUT REGARD TO TERMINATION OF EMPLOYMENT
Lump-sum cash payment (2)	1,050,000
Continued insurance coverage (3)	14,114
Additional 280G “gross-up” payment (4)	1,201,534

(1)	Reflects the aggregate of monthly payments, based on Mr. Coburn’s annual salary rate of $250,000, that would have been made during the remaining term of the Employment Agreement if each event had occurred on December 31, 2007. The term of the agreement was extended by one additional year each January 1. On December 31, 2007, the remaining term was two years, but on the following day it would have been extended by an additional year to three years.
(2)	Does not include any amount for reimbursement of legal expenses. The agreements required us to pay up to $500,000 in legal expenses incurred by Mr. Coburn in enforcing his rights if we did not pay our obligations under, or challenged the enforceability of, the agreement after a change in control.
(3)	Reflects our estimate of the aggregate present value of the cost of continued insurance coverage equivalent to that provided to Mr. Coburn that could be obtained in the marketplace for the remaining term of the Employment Agreement. The term of the agreement was extended by one additional year on each January 1. On December 31, 2007, the remaining term was two years but on the following day it would have been extended by an additional year to three years.
(4)	Reflects our estimate of the additional payment that would have been made to Mr. Coburn to pay excise taxes under Sections 280G and 4999 of the Internal Revenue Code on “excess parachute payments” to him under all change-in-control arrangements, and to permit him to receive the payment net of income, payroll or other excise taxes.

Resignation Agreement

Effective September 19, 2008, we and the Bank entered into a Resignation Agreement with Mr. Coburn under which he resigned from his positions as President, Chief Executive Officer, and a director of our company and the Bank. That agreement provides for various severance and other benefits to be paid or provided to Mr. Coburn under his Employment Agreement described above and under his Salary Continuation Agreement and Endorsement Split Dollar Agreement with the Bank which are described in the separate discussions of those agreements below.

The payments and other benefits provided to Mr. Coburn under his Employment Agreement consist of:

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a cash payment in the approximate amount of $570,139, payable in a single lump sum on March 19, 2009, and representing continued base salary for the 27-month remaining term of the Employment Agreement;

•	a cash payment in the approximate amount of $56,731, payable in a single lump sum on the first regular payday following September 19, 2008, and representing accrued but unused vacation leave;

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a cash payment in the approximate amount of $17,163, payable in a single lump sum on March 19, 2009, representing the present value of the Bank’s projected cost to maintain Mr. Coburn’s life insurance and medical insurance coverage for the 27-month remaining term of the Employment Agreement; and

•	reimbursement for up to $35,000 in documented out-of-pocket legal fees and expenses reasonably incurred in connection with the Resignation Agreement.

The Resignation Agreement contains a provision prohibiting Mr. Coburn from competing with or soliciting employees of our company and the Bank for six months.

Payments to be made, or benefits to be provided, to Mr. Coburn pursuant to the Retirement Agreement under his Salary Continuation Agreement and Endorsement Split Dollar Agreement are described below under the captions “Retirement Benefits” on page 20 and “Life Insurance Benefits” on page 23.

Plan Based Compensation

We currently have two compensation plans or programs under which we may grant awards from time to time to our executive officers, including our:

•	Omnibus Equity Plan, under which various types of equity-based awards may be granted; and

•	Annual Cash Incentive Award under which additional cash compensation may be paid each year based on our corporate performance.

Equity-Based Awards.    During 2007, we adopted our new Omnibus Equity Plan which is described below. Until that new plan was adopted, we granted options from time to time to our officers and employees to purchase shares of our common stock under our Incentive Stock Option Plan. Each outstanding stock option gave the officer to whom it was granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the market value of our stock on the date the option was granted. Options were granted under that plan on terms that provided for them to “vest,” or become exercisable, at intervals as to portions of the shares they covered based on a vesting schedule. The options generally terminate 12 months following an officer’s death or disability, or 90 days following an officer’s retirement, involuntary termination without cause, or any termination as a result of a change in control of our company. They terminate immediately following the voluntary termination of an officer’s employment or an involuntary termination for cause. Options granted under the plan do not include any performance-based conditions. The exercise price and vesting schedule for each option was determined by our Corporate Governance Committee at the time the option was granted. We have also granted stock options to our Chief Executive Officer, Cameron Coburn, under our similar Nonstatutory Stock Option Plan which provided for the grant of options to our directors as described under the caption “Director Compensation.”

At our 2007 Annual Meeting, our shareholders approved the new Omnibus Equity Plan to replace the Incentive Stock Option Plan and Nonstatutory Stock Option Plan. The new plan authorizes the issuance of an aggregate of 243,042 shares of our common stock, as adjusted to reflect the 5% stock dividend we effected during 2007, which includes 89,041 new shares authorized for issuance plus 154,001 shares that, at the time, remained available for new stock option grants under the existing plans, as adjusted for the stock dividend. Because the new plan replaced the two existing plans, no additional awards will be made under the old plans. However, the old plans remain in effect with respect to stock options that had been granted prior to approval of the new plan.

Under the new Omnibus Equity Plan, awards may be granted to officers and employees consisting of either:

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incentive stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price and under which the employee receives favored tax treatment under Internal Revenue Code Section 422);

•

non-qualified stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price but which does not qualify to be treated as an incentive stock option for tax purposes);

•

restricted stock awards (an award of shares of our common stock that is subject to the risk of forfeiture if specified conditions, usually the employee’s continued employment) are not satisfied by the end of a specified restriction period);

•

performance share awards (an award of shares of our common stock that may be earned based on the extent to which specified corporate or individual goals or other performance criteria are satisfied by the end of a specified measurement period); or

•

stock appreciation rights (an award consisting of the right to receive cash equal to the difference between the fair market value of a specified number of shares of our common stock on the date award is exercised, and a specified aggregate exercise price for those shares).

As described under the caption “Director Compensation,” the Omnibus Equity Plan also authorizes the grant of non-qualified stock options to our directors.

During 2007, no new stock options or other awards were granted to any of our executive officers named in the Summary Compensation Table under the old plans or the new Omnibus Equity Plan, and no previously granted options were exercised by any of them. The following table contains information about all outstanding options held by those named executive officers on December 31, 2007. All of those options were granted in prior years under the old plans.

OUTSTANDING EQUITY AWARDS AT 2007 YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (Exercisable) (1)	Number of Securities Underlying Unexercised Stock Options (Unexercisable) (1)	Option Exercise Price (1)	Option Expiration Date
Cameron Coburn	34,453(2)	-0-	$6.68	06/17/09
	12,058(2)	-0-	6.68	06/17/09
	6,201(2)	-0-	3.78	02/21/12
	10,335(2)	-0-	3.78	02/21/12
	5,925	-0-	9.76	07/22/15
	18,949(3)	18,949(3)(4)	9.76	07/22/15

Betty V. Norris	17,226	-0-	6.68	06/17/09
	6,890	-0-	3.78	02/21/12
	13,781	6,890(5)	9.76	07/22/15

Lynn M. Burney	17,226	-0-	6.68	06/17/09
	6,890	-0-	3.78	02/21/12
	13,781	6,890(5)	9.76	07/22/15

R. James MacLaren	2,583	-0-	6.68	06/17/09
	1,033	-0-	3.78	02/21/12
	2,297	1,148(6)	9.76	07/22/15

A. Mark Tyler	1,033	-0-	3.78	02/21/12
	2,756	1,378(7)	9.76	07/22/15

(1)	Numbers of shares and exercise prices have been adjusted to reflect stock splits in 2001 and 2005 and 5% stock dividends in 2006 and 2007.
(2)	After 12/31/07, Mr. Coburn exercised options to purchase 33,047 of the aggregate of 63,047 shares covered by these four options. By their terms, his options for the remaining 30,000 shares terminated upon his resignation effective on 09/19/08.
(3)	By its terms, this option terminated upon his resignation effective on 09/19/08.
(4)	Became exercisable as to 9,474 shares on 7/22/2008.
(5)	Became exercisable as to all 6,890 shares on 07/22/08.
(6)	Became exercisable as to all 1,148 shares on 07/22/08.
(7)	Became exercisable as to all 1,378 shares on 07/22/08.

Under the old plans, upon the retirement, death or disability of one of our named executive officers, or the termination of an officer’s employment following a change in control, his or her stock options would be exercisable in full for specified periods of time, notwithstanding any vesting schedule. Without regard to the termination of an officer’s employment, upon a merger of our company, or a statutory share exchange, in which we are not the surviving entity, or a sale of substantially all of our assets, if a provision is not made in the transaction for the assumption of our outstanding stock options by the surviving company, or the exchange of our options for options covering shares of the surviving company’s stock, then our outstanding options will expire upon completion of the transaction, but they will become exercisable in full immediately before the transaction is complete without regard to any vesting schedule.

Annual Cash Incentive Plan.    Under our Annual Cash Incentive Plan, a portion of the cash compensation paid each year to our executive officers and other employees chosen to participate in the plan is tied to the extent to which we achieve goals set by our Board for the year with respect to various measures of performance. For 2007, an incentive award could be paid to each participant, including our executive officers named in the Summary Compensation Table above, equal to:

•

the participant’s “Base Amount,” which was stated as a percentage of the mid-point of his or her salary grade and reflected the maximum incentive award that the participant was eligible to receive, multiplied by

•

a percentage of from 0% to 100% (the “Applicable Percentage”) determined based on the amount by which our 2007 “Pre-Tax, Pre-Incentive Income” (defined as our consolidated earnings, before taxes and before any deduction for the payment of incentive awards under the plan) exceeded a minimum amount for the year, multiplied by

•

a percentage of from 0% to 100% (the “Performance Percentage”) determined based on the extent to which team and/or individual performance goals (“Performance Goals”) assigned to participants, or to groups of participants with similar responsibilities (and expressed as quantitative and/or qualitative measures of company-wide, branch and/or individual performance related to the participants’ duties and responsibilities), were met for the year.

For 2007, the Applicable Percentage would be 0%, meaning that no incentive awards could be earned if Pre-Tax, Pre-Incentive Income was less than $2,210,802. The Applicable Percentage would be 100%, meaning that the maximum incentive awards could be earned, if Pre-Tax, Pre-Incentive Income amounted to $3,106,317 or more.

To calculate the Performance Percentage, a weight, expressed as a percentage, or a range of percentages, was assigned to each Performance Goal. Those percentages were positive numbers in the case of certain Performance Goals, and they were negative numbers (or deductions) in the case of certain other Performance Goals. Each participant’s Performance Percentage would equal the aggregate of the positive percentages related to goals that were met, minus the aggregate of the negative percentages related to goals that were not met. The Performance Goals and weights that applied to our named executive officers for 2007 are listed in the following table.

Performance Goal	Weight
Pre-Tax, Pre-Incentive Income of at least $2,210,802	35%
Increase in non-interest income of 10% to 20%	0% to 25%(1)
Increase in core deposits of 5% to 10%	0% to 30%(1)
Efficiency ratio of from 80% to 75%	0% to 10%(1)
Limit non-performing loans to 0.75% or less of loans	(25%)(2)
Limit charge-offs to not more than 0.5% or less of loans	(25%)(2)
Maintain specified minimum regulatory examination rating	(100%)(2)

(1)	0% applied to the threshold level of the range. The higher percentage applied to the maximum level of the range. Percentages would be extrapolated for results within the range.
(2)	Negative percentages represented deductions if the goal was not met.

Our Corporate Governance Committee had the discretion to increase or decrease the amount of the award paid to any participant as it deemed necessary to meet the purpose of the plan and to pay discretionary bonuses outside the plan. No adjustments to the goals were made for 2007 and no discretionary bonuses were paid.

For 2007, the maximum incentive awards that could have been paid to our named executive officers were: Mr. Coburn—$124,845; Ms. Norris—$76,957; Ms. Burney—$57,567; Mr. MacLaren—$57,567; and Mr. Tyler—$57,567. However, the threshold levels of performance for incentive awards to be paid under the Annual Cash Incentive Plan were not met. As a result, no cash awards were paid to our named executive officers under the plan.

Retirement Benefits

During June 2005, the Bank entered into Salary Continuation Agreements with Mr. Coburn, Ms. Norris and Ms. Burney, which were intended to provide them with retirement benefits. Under these agreements, the Bank would make monthly payments to the officers for their lifetimes following their “normal retirement ages” stated in the agreements (55 for Mr. Coburn and 65 for Ms. Norris and Ms. Burney).

Under generally accepted accounting principles, the Bank accrues a liability on its books each year for its obligation to each officer under his or her agreement. These accruals are in amounts such that, at each officer’s normal retirement age, his or her “accrual balance” will equal the then-current present value of the officer’s normal retirement benefits to age 82. Each officer’s accrual balance increases each year by a level principal amount, plus interest computed at an assumed discount rate. The discount rate for 2007 was 6.25% and was changed to 5.40% beginning in 2008. It may be changed from time to time in the future to maintain the rate within reasonable standards under generally accepted accounting principles. An officer’s accrual balance at the time of any termination of employment prior to normal retirement age will be the amount accrued on the Bank’s books at that time for its liability to the officer.

If, before normal retirement age, an officer’s employment terminates for any reason other than for cause or following a change in control, the Bank will make monthly payments to the officer for life in an amount calculated to fully amortize the officer’s accrual balance at the time of termination over a period beginning at the officer’s normal retirement age and ending at age 82 (taking into account interest on that balance during the payment period). Those payments will begin on the later of the first day of (1) the seventh month after termination of the officer’s employment, or (2) the month after the officer reaches normal retirement age.

Following an officer’s death, his or her beneficiaries would receive a lump-sum payment in an amount equal to the officer’s accrual balance at the time of death. An officer’s agreement will terminate automatically, and the officer’s rights to payments will be forfeited, if his or her employment is terminated for cause.

If there is a change in control of the Bank, the agreements will be terminated and the Bank will make a lump-sum payment to each officer. For Mr. Coburn, that payment would equal the projected amount of his accrual balance at his normal retirement age, and, for Ms. Norris, the payment would equal the projected amount of her accrual balance in a future year according to a schedule contained in her agreement. In the case of Ms. Burney, the payment would equal her actual accrual balance as of the date of the change in control. In Mr. Coburn’s case, if that payment or any other payment or acceleration of benefits resulting from the change in control results in a “parachute payment” that is subject to an excise tax under the Internal Revenue Code, the Bank will be obligated to pay him an additional “gross-up payment” equal to (1) the amount of the excise tax he owes on all those payments and benefits, plus (2) the additional amount needed for him to receive the amount of the excise tax net of all income, payroll or other excise taxes. The agreements also provide that the Bank will pay or reimburse up to $500,000 in legal expenses incurred by Mr. Coburn, or up to $100,000 in expenses incurred by each other officer, in enforcing his or her rights if the Bank fails to pay its obligations, or challenges the agreements, after a change in control.

As defined in the agreements, a “change in control” will occur if:

•	a person or group accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of all our outstanding shares;

•	a person or group acquires within a 12-month period ownership of our stock that amounts to 35% or more of the total voting power of all our outstanding shares;

•	a majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our board; or

•	a person or group acquires assets from us that amount to 40% or more of the total gross fair market value of all our assets.

The following table contains information about our named executive officers’ benefits under the Salary Continuation Agreements on December 31, 2007.

PENSION BENEFITS

Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year (2)
Cameron Coburn	$185,422	$-0-
Betty V. Norris	105,799	-0-
Lynn M. Burney	252,281	-0-

(1)

Amounts reflect the present values as of December 31, 2007, of the officers’ accumulated benefits under their agreements at their stated normal retirement ages (Mr. Coburn—55; Ms. Norris—65; and Ms. Burney— 65). The amounts are equal to the officers’ “accrual balances” on December 31, 2007, which reflect the total amounts accrued by the Bank for its liability for retirement benefits under APB Opinion No. 12 and SFAS No. 106, based on a level principal payment and interest at an assumed discount rate (6.25% for 2007 and 5.40% beginning in 2008) based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%, and assuming that payments will be made following the officer’s normal retirement age until age 82.

The following table lists the actual amounts of payments that would have been made to the named executive officers under their Salary Continuation Agreements if their employment had been terminated under the specified circumstances as of December 31, 2007.

Name	Monthly payment following termination at normal retirement age (1)	Monthly payment following termination or disability before normal retirement age (2)	Lump-sum payment following death (3)	Lump-sum payment following change in control (4)
Cameron Coburn	$10,533	$2,654	$185,422	$1,655,228
Betty V. Norris	6,942	1,800	105,799	243,902
Lynn M. Burney	6,025	2,634	252,281	252,281

(1)	Payments would begin following the officers’ normal retirement ages and be made monthly for life.
(2)	Payment amounts are based on the officers’ actual accrual balances on December 31, 2007. Those payments would begin following the officers’ normal retirement ages and be made monthly for life.
(3)	The lump-sum payment amounts equal the officers’ accrual balances on December 31, 2007.
(4)	Mr. Coburn’s payment amount equals his projected accrual balance at normal retirement age. The payment amounts for the other officers equal their accrual balances on December 31, 2007, or, in the case of Ms. Norris (and as provided in her agreement), her projected accrual balance on December 31, 2010.

As described above under the caption “Resignation Agreement,” effective September 19, 2008, we and the Bank entered into a Resignation Agreement with Mr. Coburn under which he resigned from his positions as President, Chief Executive Officer, and a director of our company and the Bank. That agreement provides for Mr. Coburn to receive a cash payment of approximately $243,417, payable in a single lump sum on March 19, 2009, representing the amount accrued and expensed by the Bank for his early termination benefit under his Salary Continuation Agreement.

Severance Agreements

We have entered into separate Severance Agreements with each of our named executive officers other than Mr. Coburn. Under these agreements, if, within twelve months following a change in control, their employment is terminated by us, or our successor, without cause, or they voluntarily terminate their own employment with “good reason” as defined below, they will be entitled to:

•

lump-sum payments equal to a multiple (two times in the case of, Ms. Norris and Ms. Burney, and one and one-half times in the case of Mr. MacLaren and Mr. Tyler) of the total of their annual base salary rates at the time the change in control becomes effective or on their termination date (whichever is greater), plus the amount of any discretionary cash bonuses paid to them for the calendar year immediately before the year in which the change in control occurs or their employment terminates (whichever is greater);

•	immediate vesting in any qualified and non-qualified plans in which they participate, unless those plans separately address the effect of a change in control; and

•

payment of up to $100,000 in legal expenses incurred by each officer in enforcing his or her rights if we do not pay our obligations under, or challenge the enforceability of, the agreements after a change in control.

“Good reason” includes substantially the same events as are included in that term under in Mr. Coburn’s Employment Agreement. A “change in control” will have occurred if:

•

we merge into another company, or another company merges into us, and, after the transaction, persons who were our shareholders hold less than 50% of the combined voting power of the resulting company;

•	a person becomes the beneficial owner (other than as a fiduciary or in an employee benefit plan) of 25% or more of the combined voting power of our stock;

•

during any two-year period, a majority of our Board of Directors include persons who were not directors at the beginning of that period other than persons who were first nominated or elected by a two-thirds vote of the Board; or

•	we sell substantially all of our assets.

The agreements have initial “rolling” terms of three years and, at the end of each year, they are extended by one additional year unless our Board gives notice that the agreements will not be extended. If not sooner terminated, each of the agreements will terminate when the officer reaches age 65. The agreements do not contain any restrictions on the officers’ ability to compete against us or our successor following termination of their employment in the circumstances described above.

The following table lists estimates of lump-sum payments that would have been made to the named officers under their Severance Agreements if their employment had terminated under various circumstances on December 31, 2007, following a change in control.

Type of Termination Event and Description of Payment or Benefit	B.V. Norris	L.M. Burney	R.J. MacLaren	A.M. Tyler
INVOLUNTARY TERMINATION WITHOUT CAUSE, OR VOLUNTARY TERMINATION FOR “GOOD REASON,” AFTER A CHANGE IN CONTROL
Lump-sum cash payment (1)	$430,000	$380,000	$270,000	$277,500

(1)	Does not include any amount for reimbursement of legal expenses. The agreements require us to pay up to $100,000 in legal expenses incurred by each officer in enforcing his or her rights if we do not pay our obligations under, or challenge the enforceability of, the agreements after a change in control.

Life Insurance Benefits

The Bank has purchased insurance policies on the lives of 14 of its officers, including our named executive officers, and has entered into Endorsement Split Dollar Agreements with each of them. The policies are owned by the Bank. Under the agreements, upon an officer’s death while he or she remains employed by the Bank or after a termination of employment, a portion of the total death benefits under the policies on his or her life will be paid to the officer’s beneficiary. The amount that will be paid to each officer’s beneficiary will be equal to: in the case of Mr. Coburn, the “net death proceeds” of the policies on his life; in the case of Ms. Norris and Ms. Burney, 80% of the “net death proceeds” of the policies on their lives; and, in the case of Mr. MacLaren and Mr. Tyler, a fixed amount of $50,000. The “net death proceeds” of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The Bank will receive the remainder of the death benefits from each officer’s policies, including the full cash surrender value of the policies. We expect that the portion of the death proceeds paid to the Bank will reimburse it in full for its life insurance investment. During 2004, the Bank made one-time premium payments on the policies as follows: Mr. Coburn—$352,787; Ms. Norris—$363,947; Ms. Burney—$531,061; Mr. MacLaren—$366,783; and Mr. Tyler —$289,942.

If the Bank cancels or surrenders the insurance policies on an officer’s life, or the policies are allowed to lapse, in either case without replacing them, then, upon the officer’s death, the Bank will be required to pay to the officer’s beneficiary the amount that would have been paid under the insurance policies had they not terminated (measured at the time the policies lapsed or were cancelled or surrendered). The Bank also would be required to pay an income tax gross-up benefit to compensate for the fact that death benefits paid by an employer are subject to income taxation while split-dollar insurance death benefits are not taxable.

Each agreement will terminate automatically, and the officer’s rights to benefits payable under it will be forfeited, if, among other events, the officer’s employment is terminated for cause or before he or she has been employed for ten consecutive years (unless the termination results from the officer’s death or disability or occurs after a change in control of the Bank) or if the officer’s rights under his or her Salary Continuation Agreement described above are forfeited.

We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to two times the participant’s annual salary rate at the time of death.

The following table lists estimates of death benefits, calculated as described above, that would have been paid to the named officers’ beneficiaries under the split-dollar life insurance policies if they had died on December 31, 2007.

Type of Termination Event and Description of Payment or Benefit	C. Coburn	B.V. Norris	L.M. Burney	R.J. MacLaren	A.M. Tyler
DEATH
Lump sum payment under split-dollar policies	$902,258	$592,000	$592,000	$50,000	$50,000

As described above under the caption “Resignation Agreement,” effective September 19, 2008, we and the Bank entered into a Resignation Agreement with Mr. Coburn under which he resigned from his positions as President, Chief Executive Officer, and a director of our company and the Bank. That agreement provides for Mr. Coburn to receive a cash payment of approximately $102,443, payable in a single lump sum on the first regular payday following September 19, 2008, representing the amount accrued and expensed to date by the Bank under Mr. Coburn’s Endorsement Split Dollar Agreement. In exchange for this payment, Mr. Coburn and his beneficiaries forfeited and disclaimed any right to receive death proceeds under the Endorsement Split Dollar Agreement.

DIRECTOR COMPENSATION

General

Directors’ Fees.    Our outside directors serve and are compensated as directors of the Bank, and directors do not receive any additional cash compensation for their services as our directors. During 2007, each outside director received a monthly retainer of $800 for his services. Directors do not receive any additional compensation for attendance at meetings or services as members of Board committees. Mr. Coburn is compensated as an executive officer of the Bank, and he receives no additional cash compensation for his service as a director.

Non-Qualified Elective Income Deferral Plan.    Our outside directors may elect to defer part or all of their fees each year pursuant to Elective Income Deferral Agreements between them and the Bank. Fees deferred by each director are credited to an account on the Bank’s books and become an unsecured obligation of the Bank that earns interest. Interest for each year is credited by the Bank on the last business day of that year at a rate equal to the prime rate reported in the Wall Street Journal on that day, plus 50 basis points. For 2007, the rate at which interest was paid on each director’s deferral account was 7.75%. Directors are 100% vested in their deferred fees at all times. Following the termination of a director’s service for reasons other than death or following a change in control of the Bank, the balance of the Bank’s obligation to the director, including total deferred fees and credited interest, will be paid to the director, either in a single lump sum or in payments over 120 months, at his or her election. Each director elects, in advance, when payment will be made or monthly payments will begin. However, if a director’s service terminates because of disability, payments will begin the following month. If a director dies, whether before or after payments have begun, the balance of his or her deferral account will be paid to the director’s beneficiary. The Bank also may make early payments to directors of the portions of their deferral accounts that our Board, at its discretion, determines are necessary to relieve financial hardships that result from unforeseeable emergencies. Following a change in control of the Bank, the balance of each director’s deferral account will be paid in a single lump sum and, if the Bank fails to make that payment to a director within 30 days, the amount owed by the Bank will increase to 1.5 times the balance of the director’s deferral account unless the payment is prohibited by law, regulation or order of a bank regulatory agency.

Interest will accrue as described above on the balance of each director’s deferral account until it is paid in full. During any period in which monthly payments are being made, interest will be compounded monthly. However, if a director’s service terminates because he or she is not nominated for reelection, or is removed, in either case for cause as described in the agreements, the director will not receive any interest on his or her deferred fees for any period before or after termination of service. The Bank will pay its obligations under the agreements from its general assets. The agreements provide that the Bank will pay or reimburse up to $100,000 in legal expenses incurred by a director in enforcing his or her rights if the Bank fails to pay its obligations, or challenges the agreements, after a change in control.

Director Stock Options.    From time to time in the past we have granted options to our directors under our Nonstatutory Stock Option Plan. Each stock option gives the director to whom it was granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share that is equal to the market value of our stock on the date the option is granted. A director’s options generally continue in effect for their remaining terms following termination of his or her service as a result of retirement after age 62, after at least five years of service, after a change in control of the Bank, or as a result of his or her disability. They will continue in effect for 12 months following a director’s death. Options terminate immediately upon any other termination of a director’s service. Option grants do not include any performance-based conditions. As described above under the caption “Plan Based Compensation,” during 2007 our shareholders approved a new Omnibus Equity Plan which replaced the Nonstatutory Stock Option Plan as well as our Incentive Stock Option Plan. The new plan authorizes the grant of nonqualified stock options and restricted stock awards to our non-employee directors in a manner similar to that described in the discussion of the plan above. Because the new plan replaced the two existing plans, no additional awards will be made under the old plans. However, the Nonstatutory Stock Option Plan remains in effect with respect to stock options that had been granted prior to approval of the new plan.

No new stock options or any restricted stock awards were granted to our directors during 2007, and none of our directors exercised any previously granted options. The numbers of shares covered by stock options held by our outside directors on December 31, 2007, are listed in the footnotes to the Director Compensation Table below.

Death Benefits.    The Bank maintains a Split-Dollar Plan under which it has purchased insurance policies on the lives of each of our outside directors. The policies are owned by the Bank. Under the plan, upon a director’ death while serving as a director or following retirement at age 65, a portion of the total death benefits under the insurance policy on his life will be paid to the director’s beneficiary. The amount that will be paid to each director’s beneficiary will be equal to the lesser of $75,000 or the “net death proceeds” of the policy. The “net death proceeds” of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The Bank will receive the remainder of the death benefits from each director’s policy, including the full cash surrender value of the policy. We expect that the portion of the death proceeds paid to the Bank will reimburse it in full for its life insurance investment. During 2004, the Bank made one-time premium payments on the policies as follows: Walter Lee Crouch, Jr.—$104,520; Windell Daniels—$70,093; Craig S. Relan—$73,529; Jerry D. Sellers—$114,905; and Walter O. Winter—$96,153.

The Bank may terminate the plan as to any director prior to his or her death, disability or 65th birthday, and a director’s rights and interests in the plan will be forfeited if the director’s service terminates before age 65 for reasons other than his or her death, disability or a leave of absence approved by the Board. Once a director reaches age 65, or if a director becomes disabled, the Bank will be obligated to keep policies on his life in effect. If the Bank terminates the plan, each director may purchase the policies on his life from the Bank for an amount equal to their cash surrender value.

Director Compensation for 2007

The following table summarizes the compensation paid or provided to our outside directors for 2007.

2007 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards (3)	Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Walter Lee Crouch, Jr.	$9,600	$-0-	$383	$-0-	$9,983
Windell Daniels (6)	9,600	-0-	383	-0-	9,983
David G. Lucht (7)	-0-	-0-	-0-	-0-	-0-
James S. Mahan III (7)	-0-	-0-	-0-	-0-	-0-
Mort S. Neblett (7)	-0-	-0-	-0-	-0-	-0-
Becky Parker O’Daniell (6)	800	-0-	-0-	-0-	800
Craig S. Relan	9,600	-0-	308	-0-	9,908
Jerry D. Sellers (6)	9,600	-0-	383	-0-	9,983
Scott C. Sullivan (7)	-0-	-0-	-0-	-0-	-0-
John Davie Waggett (6)	8,000	-0-	363	-0-	8,363
Walter O. Winter	9,600	-0-	-0-	-0-	9,600

(1)	Cameron Coburn and Ralph N. Strayhorn are not listed in the table. Mr. Coburn served as a director during 2007, but he was compensated as an officer and employee of the Bank and did not receive any separate cash compensation for his services as a director. Mr. Strayhorn did not serve as a director during 2007.
(2)	Includes amounts of fees deferred at each director’s election under their Elective Income Deferral Agreements.
(3)	All outstanding stock options held by our outside directors are fully vested and exercisable. As a result, we did not recognize any compensation expense for those options in our financial statements for 2007 under SFAS 123R. On December 31, 2007, our outside directors held stock options covering the following aggregate numbers of shares: Mr. Crouch—24,184 shares; Mr. Daniels—24,184 shares; Mr. Relan—24,184 shares; and Mr. Sellers—6,890 shares; and Mr. Winter—24,184 shares. Mr. Daniels died during April 2008. Under the option plan, his options will continue in effect for a period of 12 months. Mr. Waggett held options for 6,890 shares which were forfeited upon his resignation as a director during November 2007. Stock options held by Mr. Coburn are described in the table under the heading “Outstanding Equity Awards at 2007 Year End.” Messrs. Lucht, Mahan, Neblett and Sullivan do not hold any stock options.
(4)	Reflects the portions of the total interest credited by the Bank on its books for 2007 to directors’ accounts under their Elective Income Deferral Agreements that may be considered to be “above-market.” Ms. O’Daniell and Mr. Winter do not participate in the plan.
(5)	As described in the discussion above, our outside directors, other than Ms. O’Daniell and Messrs. Lucht, Mahan, Neblett and Sullivan, are covered by split-dollar life insurance policies that are owned by the Bank and for which it paid lump-sum premiums during 2004. No premiums were paid on those policies during 2007, and no amounts related to those policies are included in the table.
(6)	Mr. Daniels died during April 2008. Ms. O’Daniell was appointed as a director during December 2007. Mr. Sellers resigned from the Board during August 2008 in connection with the Settlement Agreement described under the caption “Settlement of Proxy Contest” on page 1. Mr. Waggett resigned from the Board during November 2007.
(7)	Messrs. Lucht, Mahan, Neblett and Sullivan were appointed as directors during August 2008 in connection with the Settlement Agreement described under the caption “Settlement of Proxy Contest” on page 1. They did not serve as directors or receive any compensation from us or the Bank during 2007.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Corporate Governance Committee reviews and approves certain transactions, arrangements or relationships in which we or the Bank are a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our common stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers any transactions, arrangement or relationships, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statement under rules of the SEC (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments).

The transactions covered by the policy generally include loans, but does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the Bank’s provision of services as a depositary of funds or similar banking services in the ordinary course of its business, or compensation paid to our executive officers that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Corporate Governance Committee.

In its review of related person transactions the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it has concluded to its satisfaction that the transaction:

•	has been or will be agreed to or engaged in on an arm’s-length basis,

•	is to be made on terms that are fair and reasonable to us, and

•	is in our best interests.

Related Person Transactions During 2007

There were no transactions with our related persons during 2007 that were required to be approved by our Corporate Governance Committee. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and our other related persons. Except as described below, all loans included in those transactions during 2007 were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Prior to his resignation as a director in November 2007, J. Davie Waggett and certain of his related interests had entered into three real estate development loans with the Bank during 2005 and 2006 which were made in the ordinary course of the Bank’s business on substantially the same terms as those prevailing at the time the loans were made for comparable transactions with other persons. In December 2007, following his resignation, Mr. Waggett’s outstanding loans totaling approximately $3.4 million were restructured to provide a reduced interest rate and interest-only payments until maturity, which for all three loans was December 2008. Subsequently, the real estate collateral securing one of the loans was sold by the borrowers and the Bank’s loan was paid in full from the sale proceeds and other cash collateral. The Bank is in the process of foreclosing on the real property collateral that secures the remaining two loans totaling approximately $3.2 million.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table describes the beneficial ownership of our common stock by persons who we believe own, beneficially or of record, 5% or more of our outstanding shares. Numbers of shares beneficially owned are based on each person’s most recent report filed with the SEC as of the Record Date.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
The Banc Funds Company, LLC 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	198,533(2)	5.17%

Maurice J. Koury Post Office Box 850 Burlington, North Carolina 27216.	338,898(3)	8.82%

River Oaks Capital LLC 1905 East Wayzata Blvd., Suite 140 Wayzata, Minnesota 55391	343,150(4)	8.93%

Sandler O’Neill Asset Management LLC 780 Third Avenue, 5th Floor New York, New York 10017	276,000(5)	7.18%

(1)	Percentages are calculated based on 3,841,785 total outstanding shares.
(2)	The holder’s most recent Schedule 13G amendment filed jointly with the SEC by Banc Fund V, L.P., Banc Fund VI, L.P. and Banc Fund VII, L.P. states that the shares are held by Banc Fund VI L.P., that The Banc Funds Company, LLC, is the general partner of MidBanc VI L.P. which is the general partner of that entity, and that Charles J. Moore, as its manager and controlling member, has voting and dispositive power over all the listed shares.
(3)

The holder’s most recent Schedule 13D amendment filed jointly with the SEC by the holder, The Maurice and Ann Koury Charitable Trust (the “Trust”), The Maurice J. Koury Foundation, Inc. (the “Foundation”), Robert Isser, Mort Neblett, Miltom E. Petty, James S. Mahan III, David Lucht, Haywood Cochrane, Jr. and Scott C.

Sullivan (collectively, the “Shareholder Group”) states that 206,022 shares are held by him with sole voting and dispositive power, and that he may be deemed to beneficially own 127,626 shares held by The Trust and 5,250 shares held by The Foundation. The Schedule 13D amendment states that the Shareholder Group will no longer operate as a group in furtherance of the purposes described in their previous filings with the SEC.

(4)	The holder’s most recent Schedule 13G amendment filed with the SEC states that the shares are held by River Oaks Financial Fund LP which it manages.
(5)	The holders’ Schedule 13D filed jointly with the SEC by the holder, SOAM Holdings, LLC (“SOAM Holdings”), Malta Partners, L.P. (“MP”), Malta Hedge Fund, L.P. (“MHF”), Malta Hedge Fund II, L.P. (“MHFII”), Malta Offshore, Ltd. (“MO”), SOAM Capital Partners, L.P. (“SCP”) and Terry Maltese states that (a) the shares are held by MP (16,600 shares), MHF (25,600 shares), MHFII (139,400 shares), MO (43,400 shares), and SCP (51,000 shares) and that it may be deemed to beneficially own the shares as the management company for each of these five partnerships, (b) as sole general partner of MP, MHF and MHFII, SOAM Holdings also may be deemed to beneficially own the shares held by these three partnerships, and (c) the holder’s President, Terry Maltese, who also serves as President of SOAM Holdings, also may be deemed to beneficially own the shares held by all five partnerships.

Directors and Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and certain named executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Lynn M. Burney	47,321	1.22%
Walter Lee Crouch, Jr.	104,388	2.71%
David G. Lucht	150	*
R. James MacLaren	24,712	0.64%
James S. Mahan III	150	*
Mort S. Neblett	3,000	0.08%
Betty V. Norris	50,433	1.30%
Becky Parker O’Daniell	125	*
Craig S. Relan	33,830	0.88%
Ralph N. Strayhorn	2,000	0.05%
Scott C. Sullivan	1,250	0.03%
A. Mark Tyler	8,760	0.23%
Walter O. Winter	33,657	0.88%
All current directors and executive officers as a group (14 people)	320,457	8.05%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group exercise shared voting and investment power with respect to certain of the listed shares as follows: Ms. Burney—1,203 shares; Mr. MacLaren—6,946 shares; Ms. Norris—5,098 shares; all individuals included in the group—13,346 shares. The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days following the Record Date and with respect to which shares the individuals named and included in the group may be considered to exercise sole investment power only: Ms. Burney and Ms. Norris—44,787 shares each; Mr. Crouch—5,925 shares; Mr. Relan—24,184 shares; Mr. MacLaren—7,061 shares; Mr. Tyler—5,167 shares; and all individuals included in the group—137,595 shares. Shares listed for certain of the named individuals have been pledged to other banks as security for loans as follows: Mr. Crouch—27,181 shares; Mr. Strayhorn—2,000 shares.
(2)	Percentages are calculated based on 3,841,785 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date. An asterisk indicates less than .01%.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the SEC regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. It has come to our attention that the initial report of beneficial ownership of our director, Becky Parker O’Daniell, inadvertently was not filed when she was first appointed as a director during December 2007. The report was filed promptly after it was discovered that it had been overlooked.

PROPOSAL 2:    APPROVAL OF CHARTER AMENDMENT TO

AUTHORIZE ISSUANCE OF PREFERRED STOCK

General

A proposal will be submitted to shareholders at the Annual Meeting to approve an amendment (the “Proposed Amendment”) to our Articles of Incorporation (our “Charter”) to authorize a new class of capital stock. Section 2 of our Charter currently provides that our authorized capital stock consists only of 12,500,000 shares of common stock, all of one class and having a par value of $3.50 per share. The Proposed Amendment would amend Section 2 so that it also authorizes us to issue up to 5,000,000 shares of no par preferred stock (“Preferred Stock”) as an additional class of capital stock. Our Board of Directors would be authorized to issue shares of Preferred Stock from time to time, to create separate series of shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without further shareholder approval.

A copy of the Proposed Amendment, which includes the text of Section 2 of our Charter as it is proposed to be amended, is attached as Appendix A to this proxy statement. If the proposal is approved by our shareholders, our Board of Directors will have the authority to make any and all changes to the Proposed Amendment it deems necessary to give it effect and cause the North Carolina Secretary of State to accept it for filing.

Our Board of Directors has unanimously approved the Proposed Amendment and will submit it to our shareholders for approval at the Annual Meeting. The Board of Directors recommends that you vote “FOR” the Proposed Amendment.

Reasons for the Proposed Amendment

On October 14, 2008, the U.S. Department of the Treasury (“UST”) announced that, using the authority granted to it under the Troubled Assets Relief Program (“TARP”) mandated by The Emergency Economic Stabilization Act of 2008, and as a part of its efforts to address instability in the financial markets, it would implement a voluntary capital purchase program under which it would make equity investments in healthy banks and bank holding companies. The purpose of the program is to increase the flow of financing to businesses and consumers and support the national economy. Under the TARP capital purchase program, UST will purchase preferred stock in qualifying institutions that choose to participate in amounts ranging from a minimum of 1% to a maximum of 3% of each participating institution’s “risk-weighted assets.” Qualifying institutions that sell preferred stock to UST are expected to use the cash proceeds they receive primarily to fund additional lending activities, though proceeds also may be used by some companies for other purposes, including to acquire weaker financial institutions.

Based on our regulatory capital ratios at September 30, 2008, and as a result of operating losses sustained during the third quarter of 2008, our capital is at a level at which we are considered to be adequately capitalized rather than well capitalized under bank regulatory guidelines. Among other possible consequences, our ability to increase our assets, including our loans, will be restricted, and our banking regulators likely will require us to restore our capital to well capitalized levels. Selling Preferred Stock to UST under the TARP capital purchase program would help us do that by increasing our Tier 1 capital. For that reason, we have filed an application to participate in the capital purchase program and our application currently is being reviewed by our regulators and UST. However, filing an application does not assure us of the ability to participate in the capital purchase program or to sell any capital stock to UST. In order to participate, our application must be approved by UST, and its decision will be based in large part on the recommendation of our regulators. We believe any such recommendation by the Bank’s primary federal regulator, the FDIC, may be conditioned on our obtaining additional matching or supplementary capital through the sale of additional equity securities over and above the shares that we would sell to UST (which could include the sale of additional shares of common stock or shares of the new Preferred Stock that would be authorized by the Proposed Amendment). However, without regard to the FDIC’s recommendation, for us to have the ability to participate in the capital purchase program at all, it will be necessary for us to amend our Charter to authorize us to issue Preferred Stock. For that reason, we are asking our shareholders to approve the Proposed Amendment. At this time, there is no assurance that UST will approve our application to participate in the TARP capital purchase program; however, if the Proposed Amendment is not approved by our shareholders, we will not be eligible or have the option to participate. If the Proposed Amendment is approved, we intend for it to become effective and authorize us to issue Preferred Stock in the future even if our application is not approved and we do not sell shares to UST.

In addition to selling Preferred Stock to UST under the capital purchase program, the Proposed Amendment would permit our Board of Directors to issue Preferred Stock from time to time in the future for other purposes, and in other transactions, up to the total number of shares authorized by our Charter. Even if our application is not approved and we do not participate in the TARP capital purchase program, we will continue to need to increase our capital in another manner in order to restore our well capitalized classification, and in the future we may need to further increase our capital to support future growth. Possible methods of doing that would be to issue and sell new shares of common stock, sell “trust preferred securities” or, to a limited extent, issue subordinated debt. However, recent unfavorable conditions in the capital markets generally have made it more difficult for all financial institutions to increase their capital through sales of common stock and trust preferred securities, and issuing subordinated debt is not as effective a method of increasing capital as the issuance of new equity securities. Having the authority, now and in the future, to issue and sell Preferred Stock, in addition to common stock, trust preferred securities and debt securities, would give our Board of Directors an additional option and, as discussed below, more flexibility in tailoring the terms of the equity securities we can issue to meet specific market conditions or financing or acquisition opportunities.

Without regard to whether we participate in the TARP capital purchase program, our Board of Directors believes we would benefit from the Proposed Amendment by having the flexibility in our capital structure to issue more than one type of capital stock having different terms and relative rights. The Board believes that it is in our best interests to allow the Board the flexibility to tailor the specific terms of each series of Preferred Stock issued in the future to meet specific market conditions, or the facts and circumstances of specific financing or acquisition opportunities, without the expense, delay, and uncertainty that would result if a meeting of our shareholders was required to approve each issuance of Preferred Stock or the terms of each specific series of Preferred Stock. The Proposed Amendment would give our Board of Directors the maximum amount of flexibility in designing and issuing Preferred Stock in the future.

Effect of the Proposed Amendment

The Proposed Amendment goes beyond authorizing issuance of the shares of Preferred Stock we would sell to UST if we participate in the TARP capital purchase program described above. The Proposed Amendment would:

•	authorize us to issue up to an aggregate of up to 5,000,000 shares of the new class of Preferred Stock; and

•

as permitted by the North Carolina General Statutes, authorize our Board of Directors to issue shares of the newly authorized Preferred Stock from time to time in the future, to create separate series of Preferred Stock within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without any further approval of our shareholders.

At the time the Board of Directors approved the issuance of any Preferred Stock (including any shares we sold to UST), it would establish a series of shares within the new class by approving and filing an amendment to our Charter (which it could do without further shareholder approval) that would specify the designation of that series and the number, terms, relative rights, preferences and limitations of shares within that series.

Issuing any shares of Preferred Stock, including any shares sold to UST, would dilute the relative percentage equity interests of the current holders of our common stock. Our current shareholders do not have preemptive rights to acquire any additional shares of capital stock we issue, and they would have no right to purchase a proportionate share, or any portion, of any shares of Preferred Stock issued in the future, including any portion of the shares we sold to UST.

If the Proposed Amendment is approved by our shareholders at the Annual Meeting, in addition to any sale of shares to UST, Preferred Stock could be issued in the future from time to time, in one or more series, in a variety of transactions, including without limitation, public offerings or private sales of shares to increase our capital, or as consideration for acquisitions. The shares issued in each separate transaction could all be of one series, or our Board of Directors could establish a separate series of shares for each separate transaction. Our Board would be authorized to establish different series of Preferred Stock from time to time, and to issue shares from those series, without any further shareholder approval.

At the time each series is established, the Board would determine the number of shares in that series and the terms, relative rights, preferences and limitations of shares within that series. The terms and preferences of shares included in each separate series of Preferred Stock could differ materially and, in general, they likely would have certain preferences over, or special terms that differed from, outstanding shares of our common stock. The Board would have broad discretion with respect to designating and establishing the number, terms, relative rights, preferences, and limitations of our Preferred Stock and of each separate series of Preferred Stock. Among other things, the preferences and special terms of Preferred Stock we issued from time to time might include:

•	the right to receive dividends (which might be cumulative or noncumulative) at a stated rate before any dividend could be paid on our common stock;

•	the right to receive a stated distribution upon any liquidation of our company before any distribution could be made to holders of our common stock;

•	if they are voting shares, special voting rights, including rights to vote as a separate group or class in matters submitted for a vote of our shareholders;

•	terms providing for the conversion of shares of Preferred Stock into shares of our common stock, either automatically or at the option of the holders of the stock, at specified rates; and

•

terms providing for the redemption of the shares, either at our option or at the option of holders of the shares or both, or upon the happening of a specified event, and, if the shares are redeemable, the redemption prices and the conditions and times upon which redemption may take place.

In particular, any shares we sell to UST would have special terms required under the TARP capital purchase program as described below under the caption “Sale of Preferred Stock to UST.”

The Proposed Amendment itself, which is included as Appendix A to this proxy statement, contains a list of the types of terms and preferences that the Board of Directors would have the authority to determine. You should read the Proposed Amendment carefully before you decide how to vote at the Annual Meeting.

Sale of Preferred Stock to UST

If the Proposed Amendment is approved at the Annual Meeting and UST approves our application to participate in the TARP capital purchase program, our Board of Directors would use its new authority under our Charter to establish a separate series of Preferred Stock consisting of the number of shares to be purchased by UST. Under the current terms of the program published by UST (which are subject to change), and based on our risk-weighted assets at September 30, 2008, we could sell from a minimum of 4,146 shares, to a maximum of 12,439 shares, of Preferred Stock to UST (the “TARP Shares”) at a purchase price of $1,000 per share. Our application to participate in the TARP capital purchase program contemplates our sale of 12,000 TARP Shares to UST for an aggregate purchase price of $12 million. However, as discussed above, UST is not obligated to approve our application for the requested amount or to purchase any Preferred Stock from us, and the FDIC may condition any recommendation it makes regarding our application on our obtaining additional matching or supplementary capital through the sale of additional equity securities over and above the shares that we would sell to UST.

The TARP Shares would:

•	be issued for $1,000 per share in cash;

•	qualify as Tier 1 capital on our books for regulatory purposes; and

•	rank senior to our common stock and senior or at an equal level in our capital structure to other shares of Preferred Stock we issue in the future.

The TARP Shares would be freely transferable by UST, and we could be required to file a registration statement with the SEC covering UST’s resale of the TARP Shares.

Other terms of the TARP Shares are generally described in the paragraphs below. However, this discussion is only a summary of our current understanding of the material terms of the TARP Shares based on information published by UST. It is not a complete description, and the terms specified by UST, or that would be available to us, could change before the TARP capital purchase program is fully implemented or we are accepted for participation.

Dividends. The TARP Shares would call for cumulative dividends at a rate of 5% per year for the first five years, and at a rate of 9% per year in following years, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

While the TARP Shares remained outstanding, unless all accrued dividends had been paid in full on the TARP Shares:

•

no dividends could be declared or paid on our common stock or any other Preferred Stock ranking junior or equal to the TARP Shares (other than dividends paid on a pro rata basis with other equally ranking shares of Preferred Stock); and

•	we could not repurchase or redeem any of our common stock or any other Preferred Stock ranking junior or equal to the TARP Shares.

Additionally, during the first three years following our sale of the TARP Shares, we would be required to obtain UST’s consent to increase the dividend per share paid on our common stock unless we had redeemed the TARP Shares in full or UST had transferred all of the TARP Shares to other parties.

Voting. The TARP Shares generally would be non-voting shares, but would have class voting rights on (a) any authorization or issuance of shares ranking senior to the TARP Shares, (b) any amendment to the rights of holders of the TARP Shares, (c) any merger, exchange or similar transaction which would adversely affect the rights of the TARP Shares, or (d) any other matter submitted to a vote of our shareholders for which North Carolina law requires that non-voting shares be permitted to vote as a separate voting group. Also, if dividends were not paid in full on the TARP Shares for six dividend periods (whether or not consecutive), holders of the TARP Shares would have the right to elect two directors to our Board until such time as all accrued and unpaid dividends for all past dividend periods had been declared and paid in full.

Redemption. During the first three years, we could redeem the TARP Shares only with the proceeds we received from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock that resulted in aggregate gross proceeds to us of not less than 25% of the issue price of the TARP Shares. After three years, we could redeem the TARP Shares at our option, in whole or in part, at any time using any funds available to us. In either case, the TARP Shares would be redeemed at the issue price ($1,000 per share) plus the cumulative amount of any accrued but unpaid dividends. Any redemption would be subject to the prior approval of the Federal Reserve Bank of Richmond. The TARP Shares would be “perpetual” preferred stock, which means that neither UST nor any subsequent holder would have a right to require that we redeem any of the shares.

Liquidation. The TARP Shares would have a liquidation preference of $1,000 per share, which means that, if our company is liquidated and our assets are distributed to our shareholders, holders of the TARP Shares would be entitled to receive that amount, plus the cumulative amount of any accrued but unpaid dividends, for each share before any amount could be distributed to holders of our common stock.

Executive Compensation Requirements. As a condition to UST’s purchase of the TARP Shares, we would be required to comply with certain restrictions and other requirements relating to the compensation of our chief executive officer, chief financial officer and three other most highly compensated executive officers, during the time that UST held any equity or debt instrument we issued, including:

•	a prohibition on “golden parachute” payments to those executive officers upon certain terminations of their employment;

•	a $500,000 limit on the tax deductions we can take for compensation expense for each of those executive officers in a single year; and

•

our implementation of a requirement that any bonus or incentive compensation paid to any of those executive officers be repaid to us if the compensation was based upon materially inaccurate financial statements or other materially inaccurate performance criteria.

Additionally, the Compensation Committee of our Board of Directors would be required to review and assess our incentive compensation arrangements and take other steps designed to ensure that those arrangements do not encourage our executive officers to take unnecessary and excessive risks.

We currently do not believe our participation in the capital purchase program would require that material modifications be made to any of the current terms of agreements we have with our executive officers. However, prior to any sale of TARP Shares to UST, our Compensation Committee will review those agreements and modify them to any extent necessary to comply with UST’s requirements. The Committee also will insure that any incentive compensation paid to our executive officers is conditioned on the requirement that it be repaid if the amounts of payments were based upon materially inaccurate financial statements or other materially inaccurate performance criteria. Because none of our current executive officers receive annual compensation in excess of $500,000, the above limit on the tax deductibility of executive compensation would not have an immediate effect on us.

Other Terms. During the first three years following our sale of the TARP Shares, we would be required to obtain UST’s consent in order to repurchase any shares of our outstanding stock of any type (other than purchases of common stock or preferred stock ranking junior to the TARP Shares in the ordinary course of our business and consistent with our past practices in connection with a benefit plan we maintain) unless we had redeemed the TARP Shares in full or UST had transferred all of the TARP Shares to other parties.

Issuance of Warrants Covering Common Stock to UST

General. As a condition to our sale of the TARP Shares, we also would be required to issue warrants (“Warrants”) to UST giving it the right to purchase a number of shares of our common stock equal to 15% of the amount we received for the TARP Shares divided by the “market value” per share of our common stock. That “market value,” which also would be the initial exercise price per share of the Warrants, would be the average of the market values of our common stock for the 20 trading days preceding the date UST notified us that it had approved our application to participate. Based on the above minimum and maximum amounts of TARP Shares that we could sell under the currently known terms of the capital purchase program, and a market value of $3.52 per share of our common stock (calculated as described above as of November 14, 2008, for purposes of these estimates) we estimate that we would issue Warrants for a minimum of approximately 176,676 shares and a maximum of approximately 530,071 shares, or, from approximately 4.60% to approximately 13.98%, respectively, of our currently outstanding shares of common stock. The actual number of shares would be based on the amount of TARP Shares we ultimately sold and the actual “market value” of our common stock at the time we received notice of approval, and that number could be different from the above estimates. The number of Warrants we issued would be reduced by 50% if, by December 31, 2009, we received proceeds from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the TARP Shares.

Exercise and Expiration. The Warrants would have a term of ten years and could be exercised by UST or a subsequent holder at any time or from time to time during their term. However, they could not be exercised for more than 50% of the underlying shares of common stock before the earlier of December 31, 2009, or the date we received proceeds from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the TARP Shares. To the extent they had not previously been exercised, the Warrants would expire after ten years. UST would agree not to vote any shares of common stock it receives upon exercise of the Warrants, but that restriction would not apply to third parties to whom UST transferred the Warrants.

Transfer of Warrants. The Warrants could be transferred to third parties by UST from time to time separately from the TARP Shares. However, no more than 50% of the Warrants could be transferred before the earlier December 31, 2009, or the date we received proceeds from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the TARP Shares. We could be required to file a registration statement with the SEC covering UST’s resale of the Warrants, as well as our sale of the underlying common stock to UST.

Repurchase of Warrants and Common Stock. If we were to redeem all of the TARP Shares from UST, we would have the right to repurchase any or all of the Warrants or, if they have been exercised, the underlying shares of common stock, held by UST at that time at their then current fair market value.

Use of Proceeds From TARP Shares

Proceeds from our sale of TARP Shares to UST would increase our Tier 1 capital and be used primarily to fund our continued growth (including, in particular, growth in our loan portfolio), although portions of the proceeds may be used in the future for other corporate purposes permitted under the capital purchase program. Until the proceeds can be applied by the Bank for lending and other purposes, we expect that they will be invested in interest-bearing available for sale securities.

Pro Forma Effect

The following unaudited pro forma condensed consolidated financial data includes selected line items from our consolidated balance sheet, and our regulatory capital ratios, as of September 30, 2008, and selected line items from our income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The data has been derived by the application of pro forma adjustments to our historical financial statements and gives effect to our sale of the minimum and maximum numbers of TARP Shares, and our issuance of the related Warrants, as if those events had occurred on September 30, 2008 in the case of the balance sheet data, and on January 1, 2007 and January 1, 2008, respectively, in the case of the income statement data. The pro forma financial data may change materially based on the timing and utilization of the proceeds from the TARP Shares, as well as certain other factors, including, among other factors, the actual exercise price of the Warrants, any subsequent changes in our common stock price, and the discount rate used to determine the fair value of the TARP Shares.

The pro forma data should be read in conjunction with our audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10Q for the quarter ended September 30, 2008. A copy of each of those reports accompanies this proxy statement. We have included the pro forma data solely to illustrate how the sale of the TARP Shares generally would affect our balance sheet and income statements and to provide our shareholders with information that may be useful in their consideration and evaluation of the proposal to amend our Articles of Incorporation that will be voted on at the Special Meeting. However, the pro forma data is not necessarily indicative of our financial position or results of operations that actually would have existed or been attained had we received proceeds from the TARP Shares, or issued the related Warrants, on the dates indicated. The data also is not necessarily indicative of our financial position or results of operations in the future. Our future results are subject to economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, many of which are beyond our control.

Though we have filed an application to participate in the capital purchase program and we believe that UST will approve our application, it is not obligated to do so or to purchase any, or any particular amount of, our Preferred Stock. Even if our application is approved, we could decide later that we will not participate in the TARP capital purchase program. If we were to decide not to participate, or if our application to participate is not accepted, there would not be any adverse effect on our current capital or liquidity.

Balance Sheet and Capitalization. Upon the sale of TARP Shares, our available for sale securities, total assets and shareholders’ equity would increase by the amount of the proceeds we received for the shares, net of transaction costs which are expected to be minimal. The sale of TARP Shares would not have affected our total liabilities on September 30, 2008.

CAPE FEAR BANK CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2008

	Actual	Pro Forma based on sale of
		Minimum TARP Shares	Maximum TARP Shares
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$5,465	$5,465	$5,465
Investment securities (1)	63,121	67,267	75,560
Loans, net of allowance for loan losses	386,596	386,596	386,596
Other assets	35,975	35,975	35,975

Total assets	$491,157	$495,303	$503,596

Total liabilities	$470,205	$470,205	$470,205

Shareholders’ Equity:
Preferred stock (1) (2)	$-0-	$4,146	$12,439
Discount on preferred stock (2) (3)	-0-	(321)	(962)
Common stock	13,446	13,446	13,446
Capital surplus	14,373	14,373	14,373
Warrants (2) (4)	-0-	321	962
Retained earnings	(4,591)	(4,591)	(4,591)
Accumulated other comprehensive loss	(2,276)	(2,276)	(2,276)

Total shareholders’ equity	$20,952	$25,098	$33,391

Capital ratios (5):
Tier 1 capital to risk weighted assets	6.06%	7.38%	9.89%
Total capital to risk weighted assets	8.22%	9.21%	11.16%
Tier 1 capital to average assets	5.29%	6.40%	8.47%

(1)	Pro forma amounts are based on our sale of a minimum of 4,146 and a maximum of 12,439 TARP Shares, respectively, at a price of $1,000 per share and our investment of proceeds in available for sale guaranteed agency securities earning interest at an assumed annual rate of 5.5%. Expenses related to our issuance of TARP Shares are expected to be immaterial and have not been deducted from the sales proceeds.
(2)	The proceeds from the sale of the TARP Shares would be allocated between the TARP Shares and Warrants based on their relative fair values on the issue date. The fair value of the Warrants would be determined using the Black-Scholes model which includes assumptions regarding our common stock price, dividend yield, and stock price volatility, as well as assumptions regarding the risk-free interest rate. The fair value of the TARP Shares would be determined based on on assumptions regarding the discount rate (market rate) on the TARP Shares (currently estimated at 12%).
(3)	The discount on the TARP Shares would be determined based on the value that is allocated to the Warrants upon issuance, and would be accreted back to the value of the TARP Shares over a five-year period (the expected life of the TARP Shares upon issuance) using the constant effective yield method (approximately 6.88%).
(4)	In connection with issuance of the TARP Shares, and based on the market value of our common stock at November 14, 2008, we estimate that we would issue Warrants to UST giving it the right to purchase approximately 176,676 shares of common stock based on our sale of the minimum number of TARP Shares, and 530,071 shares based on our sale of the maximum number of TARP Shares.
(5)	Pro forma capital ratios have been calculated assuming that proceeds of the TARP Shares are invested in available for sale securities with a 20% risk weighting. Under current regulatory capital guidelines, to be classified as well capitalized our capital ratios must be: Tier 1 capital to risk weighted assets - 6.00%; Total capital to risk weighted assets - 10.00%; Tier 1 capital to average assets - 5.00%.

Because the preferential liquidation amount of the TARP Shares will equal their gross purchase price, issuance of the TARP Shares would not change the tangible book value of our common stock, pro rated between those shares and our common stock on the basis of their relative tangible book value.

However, because the claim of the holders of TARP Shares on our earnings is a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether our earnings exceed the amount of dividends due on the TARP Shares and accretion of the discount on the TARP Shares. As noted above, we will not be able to pay dividends on our common stock unless we have paid all dividends due on the TARP Shares.

The sale of new shares of common stock upon exercise of the Warrants would dilute the proportionate interests of our existing shareholders. Also, based on the current “market value” of our common stock, the exercise price per share of the Warrants likely would be below the book value per share of our common stock ($5.45 per share as of September 30, 2008), so the later exercise of the Warrants may dilute the book value of our outstanding common shares. The amount of dilution would depend on the number of common shares issued upon exercise of the Warrants and the amount of the difference between the exercise price of the Warrants and the book value of our common stock at the time of exercise.

Income Statement.    If we participate in the TARP capital purchase program, we intend to use the additional capital resulting from our sale of TARP Shares over time to support loan growth and for other purposes which we expect would generate income with which to pay dividends on the shares. However, when we received the proceeds we currently expect that they would be invested in available for sale securities until they could be applied by the Bank for lending and other purposes. The return on those investments would increase our net interest income and, after applicable taxes, our net income. However, because our after-tax return on those investments likely would be less than the amount of dividends paid on the TARP Shares and charges relating to accretion of the discount on the TARP Shares over five years, our net income available to our common shareholders would decrease in the short term until we were able to invest the proceeds in loans or other investments that provided after tax earnings that equaled or exceeded the preferred dividend rate and discount accretion.

CAPE FEAR BANK CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Twelve Months ended December 31, 2007

	Actual	Pro Forma based on sale of
		Minimum TARP Shares	Maximum TARP Shares
	(Dollars in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$28,301	$28,301	$28,301
Interest on investment securities (1)	3,313	3,541	3,997
Dividend income	130	130	130
Other interest	289	289	289

Total interest income	32,033	32,261	32,717

Interest expense	19,169	19,169	19,169

Net interest income	12,864	13,092	13,548
Provision for loan losses	(1,095)	(1,095)	(1,095)
Net interest income, after provision for loan losses	11,769	11,997	12,453

Noninterest income	1,470	1,470	1,470
Noninterest expense	11,673	11,673	11,673

Income before income taxes	1,566	1,794	2,250
Income taxes (1)	221	309	485

Net income	$1,345	$1,485	$1,765

Dividend on Preferred Stock and accretion of discount on Preferred Stock (2)	$-0-	$263	$790

Net income available to common shareholders	$1,345	$1,222	$975

Net income per common share - basic	$0.36	$0.32	$0.26
Net income per common share - diluted	$0.35	$0.30	$0.22
Weighted average shares outstanding - basic	3,766,082	3,766,082	3,766,082
Weighted average shares outstanding - diluted (3)	3,846,910	4,023,586	4,376,981

(1)	Pro forma amounts assume our sale of a minimum of 4,146 and a maximum of 12,439 TARP Shares, respectively, at a price of $1,000 per share, and our investment of proceeds in available for sale guaranteed agency securities and receipt of interest on those investments at an annual rate of 5.5%, after taxes computed at a 38.55% combined federal and state rate.
(2)	Consists of (a) dividends payable on the TARP Shares at an annual rate of 5% ($207 and $622 for the minimum and maximum shares, respectively), and (b) accretion of the discount on the TARP Shares upon issuance over a five-year period using the constant effective yield method ($56 and $168 for the minimum and maximum shares, respectively). The estimated accretion is based on a number of assumptions which are subject to change, including the discount rate (market rate at issuance) on the TARP Shares, and assumptions underlying the value of the Warrants. The lower the discount rate, and the lower the value of the Warrants, the less negative impact there would be on our net income available to common shareholders and net income per common share.
(3)	As described under the caption “Issuance of Warrants Covering Common Stock to UST,” we would issue Warrants for a minimum of 176,676 and a maximum of 530,071 shares of our common stock. Pro forma amounts reflect increases in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2007, at a strike price of $3.52 (based on the average of the market values of our common stock for the 20 trading days preceding November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

CAPE FEAR BANK CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Nine Months ended September 30, 2008

	Actual	Pro Forma based on sale of
		Minimum TARP Shares	Maximum TARP Shares
	(Dollars in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$18,471	$18,471	$18,471
Interest on investment securities	2,404	2,575	2,917
Dividend income	94	94	94
Other interest	73	73	73

Total interest income	21,042	21,213	21,555

Interest expense	13,366	13,366	13,366

Net interest income	7,676	7,847	8,189
Provision for loan losses	(7,173)	(7,173)	(7,173)
Net interest income, after provision for loan losses	503	674	1,016

Noninterest income	1,309	1,309	1,309
Noninterest expense	11,428	11,428	11,428

Income before income taxes	(9,616)	(9,445)	(9,103)
Income taxes	(4,033)	(3,967)	(3,835)

Net income	$(5,583)	$(5,478)	$(5,268)

Dividend on Preferred Stock and accretion of discount on Preferred Stock	$-0-	$197	$592

Net income available to common shareholders	$(5,583)	$(5,675)	$(5,860)

Net income per common share - basic	$(1.46)	$(1.48)	$(1.53)
Net income per common share - diluted	$(1.46)	$(1.48)	$(1.53)
Weighted average shares outstanding - basic	3,829,990	3,829,990	3,829,990
Weighted average shares outstanding - diluted (3)	—	—	—

(1)	Pro forma amounts assume our sale of a minimum of 4,146 and a maximum of 12,439 TARP Shares, respectively, at a price of $1,000 per share, and our investment of proceeds in available for sale guaranteed agency securities and receipt of interest on those investments at an annual rate of 5.5%, after taxes computed at a 38.55% combined federal and state rate.
(2)	Consists of (a) dividends payable on the TARP Shares at an annual rate of 5% ($155 and $466 for the minimum and maximum shares, respectively), and (b) accretion of the discount on the TARP Shares upon issuance over a five-year period using the constant effective yield method ($42 and $126 for the minimum and maximum shares, respectively). The estimated accretion is based on a number of assumptions which are subject to change, including the discount rate (market rate at issuance) on the TARP Shares, and assumptions underlying the value of the Warrants. The lower the discount rate, and the lower the value of the Warrants, the less negative impact there would be on our net income available to common shareholders and net income per common share.
(3)	As described under the caption “Issuance of Warrants Covering Common Stock to UST,” based on the minimum and maximum TARP Shares, UST would receive Warrants for a minimum of 176,676 and a maximum of 530,071 shares of our common stock. Pro forma amounts reflect increases in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2008, at a strike price of $3.52 (based on the average of the market values of our common stock for the 20 trading days preceding November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

The above unaudited pro forma income statement data assumes that the proceeds we received from the TARP Shares would be invested only in available for sale guaranteed agency securities at a 5.5% rate for the entire year and nine-month periods and is provided solely to illustrate how the sale of the TARP Shares generally would affect our income statements. We expect that proceeds from the shares actually would be invested in available for sale securities only until they could be used by the Bank for lending and other purposes. Also, the discussion does not reflect any leveraging of the additional capital to support a larger dollar amount of interest-earning assets. To the extent that the proceeds were invested for part or all of each period in loans with effective yields higher than the assumed 5.5% rate on available for sale securities, and could be leveraged, the negative impact of the transaction on our net income per diluted common share would be reduced.

Anti-takeover Effects of Preferred Stock

The purpose of the Proposed Amendment is to permit our participation in the TARP capital purchase program if we are eligible and choose to do so, and, additionally, to provide our Board of Directors with an additional option for increasing our capital in the future. The purpose is not to establish any barriers to a change of control or acquisition of our company. However, the Board’s authority to issue shares of Preferred Stock, to establish one or more series of Preferred Stock, and to determine the terms and preferences of each series of Preferred Stock, could be used for that purpose or have that effect. For example, the issuance to a group that is friendly to our management of shares of a series of Preferred Stock having group or other special voting rights, or certain other preferential terms, could give that group effective control over the election of our directors and could deter or discourage efforts by another group or company to acquire control of our company, even if our other shareholders favored a change of control. In that regard, if we were to sell TARP Shares to UST, the holders of that stock (including either UST or any third persons to whom UST transferred the stock) would have class voting rights with respect to any merger or similar transaction which would adversely affect the rights of that stock.

Effectiveness of the Proposed Amendment

If our shareholders approve the Proposed Amendment, we will file Articles of Amendment with the North Carolina Secretary of State as soon as practicable following the Annual Meeting. The Proposed Amendment would become effective at the time those Articles are filed.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 3: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2008. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and the terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2008 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Our Board of Directors recommends that you vote “FOR” Proposal 3. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2007 and 2006

Under our Audit Committee’s current policies and procedures, all audit services and other services provided by our independent accountants must be pre-approved by the full Committee or, in the case of a need for routine non-audit services that arises between meetings of the Committee, by its Chairman under authority delegated to him by the Committee. The Chairman reports his approval of any such non-audit services to the full Committee at its next regularly scheduled meeting. All audit and other services provided to us by our independent accountants during or for 2007 were pre-approved pursuant to the Committee’s procedures.

Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2007 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2007 and 2006 and for other services they provided during 2007 and 2006.

Type of Fees and Description of Services	2007	2006
Audit Fees, including audits of our consolidated financial statements and reviews of our condensed interim consolidated financial statements included in our Quarterly Reports on Form 10-Q	$77,296	$64,000

Audit-Related Fees, including consultation regarding general accounting and, during 2007, management’s testing of internal controls	20,095	4,446

Tax Fees, including, for both years, reviews of our consolidated federal and related state income tax returns, and, for 2007 only, additional consultation on tax matters	13,250	8,075

All Other Fees	-0-	-0-

PROPOSAL 4: AUTHORIZATION OF MANAGEMENT TO ADJOURN THE ANNUAL MEETING

Under North Carolina law, a meeting of shareholders may be adjourned and reconvened one or more times to a later date for any reason. If the new time and place at which the meeting will be reconvened are announced at the meeting before the adjournment, no further notice of the reconvened meeting is required to be given unless the adjournment is for more than 120 days. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

If a quorum is not present at the Annual Meeting, or if there are insufficient shares of our common stock represented at the Annual Meeting, being voted in the affirmative, or being voted at all, to vote on or approve the Proposed Amendment described in Proposal 2, we likely will propose to adjourn the meeting until a later date and time to allow time to solicit additional proxy cards needed to establish a quorum or additional votes needed to approve the Proposed Amendment. In that event, a proposal would be submitted for voting by the shareholders represented at the Annual Meeting to adjourn the meeting and reconvene it at a later date.

Shareholders who sign a proxy card and return it to us or appoint the Proxies by Internet will be authorizing our Proxies to vote their shares according to their best judgment on matters incident to the conduct of the Annual Meeting, including routine adjournments of the meeting. That authority will permit the Proxies to vote shares in favor of an adjournment if a quorum is not present at the meeting, or if an adjournment is needed for most other purposes. However, that general authority will not permit the Proxies to vote shares in favor of an adjournment for the purpose of soliciting additional votes needed to approve the Proposed Amendment. A separate proposal is included in the proxy card which accompanies this proxy statement in which shareholders are asked to give instructions to the Proxies on how their shares should be voted in the event a proposal is submitted to adjourn the meeting to allow additional time to solicit votes needed to approve the Proposed Amendment.

If you vote in favor of this proposal, you will authorize the Proxies to vote your shares in favor of one or more adjournments of the Annual Meeting for up to a total of 120 days, if necessary, to allow additional time to solicit votes needed to approve the Proposed Amendment. The general authority given to the Proxies in your proxy card to vote your shares on matters incident to the conduct of the Annual Meeting will authorize them to vote your shares according to their best judgment on adjournments for any other reason.

Our Board of Directors recommends that you vote “FOR” Proposal 4. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSALS FOR 2009 ANNUAL MEETING

Under the SEC’s rules (and subject to certain other requirements), in order for a proposal (other than a nomination for election as a director) that a shareholder intends to present for action at one of our Annual Meetings to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we distribute in connection with that meeting, the shareholder’s proposal must be received by our Corporate Secretary in writing at our address listed below no later than a date we announce that is 120 days prior to the first anniversary of the date our proxy solicitation materials were first mailed to our shareholders for our prior year’s Annual Meeting. Similarly, written notice of a shareholder proposal (other than a nomination) which is not intended to be included in our proxy statement and form of appointment of proxy must be received by our Corporate Secretary at the same address no later than a date we announce that is 45 days prior to the same date in the prior year in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting. If the date of our Annual Meetings is changed by more than 30 days from the date of our prior year’s meeting, then the deadlines for submitting proposals for the Annual Meeting will be dates we announce that are a reasonable time before we begin to print and mail our proxy statement.

Our Annual Meetings ordinarily are held during May of each year. As discussed under the caption “Settlement of Proxy Contest” on page 1, our 2008 Annual Meeting is being held much later in the year than normal. We currently expect that our 2009 Annual Meeting will be held at the normal time during May 2009. Based solely on the date this Proxy Statement is being mailed to our shareholders for the 2008 Annual Meeting, the deadlines described above for shareholders to submit proposals for our 2009 Annual Meeting would be August 3, 2009 (the date that is 120 days prior to the date our Proxy Statement is being mailed to shareholders for our 2008 Annual Meeting), and October 17, 2009 (the date that is 45 days prior to the date our Proxy Statement is being mailed to shareholders for our 2008 Annual Meeting).

However, assuming that the 2009 Annual Meeting is scheduled to be held at the normal time during May 2009, the above deadlines for shareholders to submit proposals which are intended to be presented for action at that meeting will be appropriately adjusted and will be much earlier that the dates indicated above. As soon as practicable after we set the date for the 2009 Annual Meeting, we will announce in one of our reports filed under the Securities Exchange Act of 1934 the dates by which proposals submitted by shareholders must be received by our Corporate Secretary in order to be considered timely received for the purposes described above.

Without regard to the deadlines, in order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting, and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the SEC.

Our Bylaws provide that, subject to certain conditions, at any meeting of our shareholders at which directors will be elected a person may be nominated for election as a director by any shareholder who is entitled to vote in the election of directors at that meeting. Under the Bylaws, for nominations other than those made by our Board of Directors or a committee of the Board to be eligible for consideration at an Annual Meeting, they must be submitted in writing to our Corporate Secretary at the address listed below not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. However, if the date of the Annual Meeting at which a nomination is intended to be made is advanced by more than 30 days or delayed by more than 60 days from that anniversary date, the shareholder’s written notice must be delivered not earlier than the 90th day prior to the date of the Annual Meeting and not later than the close of business on the later of the 60th day prior to the Annual Meeting or the tenth day following the date on which public announcement of the date of the meeting is first made.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the beneficial owner, if any, on whose behalf the nomination is made, and of the person to be nominated; (2) the class and number of shares of our stock that are owned beneficially and of record by the shareholder and any such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) all other information regarding the nominee that would be required to be included in a proxy statement filed under the proxy rules of the SEC if the nominee had been nominated by our Board; and (5) the written consent of the nominee to serve as a director if elected. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the required notice procedure.

The notices described above should be mailed to:

Cape Fear Bank Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information, including proxy statements, annual reports and quarterly reports, with the SEC. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov or on the Bank’s Internet website www.capefearbank.com.

A copy of our 2007 Annual Report on Form 10-K as filed with the SEC will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Shareholder requests for copies should be directed to Betty V. Norris, Chief Financial Officer, Cape Fear Bank Corporation, 1117 Military Cutoff Road, Wilmington, North Carolina 28405 (telephone 910-509-2000).

INCORPORATION OF INFORMATION BY REFERENCE

Copies of our 2007 Annual Report to Shareholders and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, accompany this proxy statement. The following information contained in those reports is incorporated herein by reference from the pages of the reports indicated below:

•	our audited consolidated financial statements at December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, contained on pages 25 through 52 of the 2007 Annual Report;

•

our unaudited consolidated financial statements at September 30, 2008, and for the three and nine-months periods ended September 30, 2008, contained on pages 3 through 12 of the September 30, 2008 Quarterly Report on Form 10-Q;

•	our management’s discussion and analysis of financial condition and results of operations contained on pages 6 through 24 of the 2007 Annual Report; and

•	our management’s discussion and analysis of financial condition and results of operations contained on pages 13 through 22 of the September 30, 2008 Quarterly Report on Form 10-Q.

Except to the extent expressly incorporated by reference into this proxy statement, information in the 2007 Annual Report and September 30, 2008 Quarterly Report on Form 10-Q shall not be considered to be a part of this proxy statement or soliciting material.

APPENDIX A

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

The corporation’s Articles of Incorporation hereby are amended by deleting current Article 2 thereof in its entirety and adding a new to Article 2 thereof as follows:

2.	(a)		The aggregate number of shares which the corporation shall have the authority to issue is 17,500,000 shares divided into two classes. The designation, par value and number of shares of each class are as follows:

			Class	Par Value	Number of Shares
			Common Stock	$5.00	12,500,000
			Preferred Stock	No Par	5,000,000

			Total Shares		17,500,000

	(b	)	The corporation’s Board of Directors shall be authorized to issue shares of Preferred Stock from time to time, to create series thereof, and to determine the designations, terms, relative rights, preferences, and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine:

(1)	the designation of each series and the number of shares to constitute each series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

(2)	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preference or relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock, including Preferred Stock; whether such dividends shall be cumulative or non-cumulative; and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to dividends;

(3)	whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(4)	the terms and amount of any sinking, retirement, or purchase fund;

(5)	with respect to each series, the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(6)	the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

(7)	any restrictions on the issuance or reissuance of additional Preferred Stock;

(8)	with respect to each series, the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, including any preferences over the common stock or any other class or classes or any other series of capital stock, including Preferred Stock, and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets;

A-1

(9)	any limitations or restrictions on transfer; and

(10)	with respect to each series, such other special rights and privileges, if any, for the benefit of the holders of, or other terms or limitations with respect to, the shares within that series as shall not be inconsistent with the provisions of the corporation’s Articles of Incorporation, as amended, or applicable law.

All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences, and limitations of shares within any one series may differ from those of shares within any other series. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.”

A-2

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CAPE FEAR BANK CORPORATION		With-	For All
			For	hold	Except

APPOINTMENT OF PROXY SOLICITED

BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Betty V. Norris, Lynn M. Burney, R. James MacLaren and A. Mark Tyler (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of Cape Fear Bank Corporation (the “Corporation”) held of record by the undersigned on November 18, 2008, at the Annual Meeting of the Corporation’s shareholders (the “Annual Meeting”) to be held at The Hilton Garden Inn at Mayfaire located at 6745 Rock Spring Road, Wilmington, North Carolina, at 9:30 a.m. on December 30, 2008, and at any adjournments or postponements of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

		1. ELECTION OF DIRECTORS: Election of nine directors of the Corporation for one year terms	☐	☐	☐
Nominees: Walter Lee Crouch, Jr., David G. Lucht, James S. Mahan III, Mort S. Neblett, Becky Parker O’Daniell, Craig S. Relan, Ralph N. Strayhorn, Scott S. Sullivan and Walter O. Winter
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name in the space provided below.
			For	Against	Abstain

I (We) direct that the shares represented by this appointment of proxy be voted as instructed. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2, 3 and 4. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and voting in person.

		2. Proposal to Approve Charter Amendment. Proposal to Approve a charter amendment to authorize issuance of preferred stock.	☐	☐	☐
		3. Proposal to Ratify Appointment of Independent Accountants. Proposal to ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent public auditors for 2008.	☐	☐	☐
		4. Proposal to Authorize Adjournment. Proposal to authorize management to adjourn Annual Meeting to solicit additional votes.	☐	☐	☐

5.  Other Business. On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments or postponements, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

Please be sure to sign and date this Proxy in the box below.		Date , 2008

Shareholder sign above Co-holder (if any) sign above

Detach above card, date and mail in postage paid envelope provided.

CAPE FEAR BANK CORPORATION

¿	1117 Military Cutoff Road Wilmington, North Carolina 28405	¿

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT:	To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.
PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ABOVE AND RETURN IT TO THE CORPORATION IN THE ENVELOPE PROVIDED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.